EXHIBIT 2

                     STOCK PURCHASE AGREEMENT


                               among


                 DAY INTERNATIONAL HOLDINGS, INC.,

                        M.A. HANNA COMPANY

                                and

                   CADILLAC PLASTIC GROUP, INC.



                       Dated April 11, 1995



                         TABLE OF CONTENTS


                                                              Page


1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . .   2

2.  Sale and Purchase of Shares. . . . . . . . . . . . . . . .  16
     2.1   Sale of Shares. . . . . . . . . . . . . . . . . . .  16
     2.2   Closing Payment . . . . . . . . . . . . . . . . . .  16
     2.3   Purchase Price Adjustment . . . . . . . . . . . . .  17
     2.4   Intercompany Accounts . . . . . . . . . . . . . . .  22

3.  Closing and Closing Date . . . . . . . . . . . . . . . . .  23

4.  Representations and Warranties of Seller and M.A Hanna . .  24
     4.1   Organization, Power and Authority . . . . . . . . .  24
     4.2   Charter Documents and Corporate Records . . . . . .  25
     4.3   The Shares. . . . . . . . . . . . . . . . . . . . .  26
     4.4   Authorization and Effect of Agreement . . . . . . .  26
     4.5   Subsidiaries and Investments. . . . . . . . . . . .  27
     4.6   No Breach . . . . . . . . . . . . . . . . . . . . .  27
     4.7   Financial Statements. . . . . . . . . . . . . . . .  28
     4.8   Conduct of Business . . . . . . . . . . . . . . . .  30
     4.9   Approval of Transactions. . . . . . . . . . . . . .  30
     4.10  Orders and Actions. . . . . . . . . . . . . . . . .  30
     4.11  Compliance with Laws. . . . . . . . . . . . . . . .  31
     4.12  Employee Benefit Plans. . . . . . . . . . . . . . .  32
     4.13  Tax Matters . . . . . . . . . . . . . . . . . . . .  34
     4.14  Title to Assets; Sufficiency of Assets. . . . . . .  36
     4.15  Intellectual Property . . . . . . . . . . . . . . .  38
     4.16  Labor Relations . . . . . . . . . . . . . . . . . .  39
     4.17  Contract Rights . . . . . . . . . . . . . . . . . .  40
     4.18  Environmental Matters . . . . . . . . . . . . . . .  43
     4.19  Insurance . . . . . . . . . . . . . . . . . . . . .  45
     4.20  Absence of Undisclosed Liabilities. . . . . . . . .  45
     4.21  Affiliated Transactions . . . . . . . . . . . . . .  46
     4.22  Disclaimer. . . . . . . . . . . . . . . . . . . . .  47
     4.23  Brokerage . . . . . . . . . . . . . . . . . . . . .  47

5.  Representations and Warranties of Buyer. . . . . . . . . .  47
     5.1   Organization, Power and Authority . . . . . . . . .  47
     5.2   Legal and Authorized Transactions . . . . . . . . .  48
     5.3   No Breach . . . . . . . . . . . . . . . . . . . . .  48
     5.4   Consents and Approvals. . . . . . . . . . . . . . .  49
     5.5   No Distribution . . . . . . . . . . . . . . . . . .  49
     5.6   Buyer's Financing . . . . . . . . . . . . . . . . .  50
     5.7   Orders and Actions. . . . . . . . . . . . . . . . .  50
     5.8   No Reliance . . . . . . . . . . . . . . . . . . . .  50
     5.9   Bridge Commitment . . . . . . . . . . . . . . . . .  51
     5.10  Brokerage . . . . . . . . . . . . . . . . . . . . .  51

6.  Conditions to the Obligations of Seller. . . . . . . . . .  52
     6.1   Representations and Warranties True and Correct . .  52
     6.2   Covenants and Agreements Performed. . . . . . . . .  52
     6.3   No Actions. . . . . . . . . . . . . . . . . . . . .  52
     6.4   Consents. . . . . . . . . . . . . . . . . . . . . .  53
     6.5   HSR Act . . . . . . . . . . . . . . . . . . . . . .  53
     6.6   Officer's Certificate . . . . . . . . . . . . . . .  53
     6.7   Payment of Consideration. . . . . . . . . . . . . .  53
     6.8   Closing of the Day Canada and Day U.K.
               Transactions. . . . . . . . . . . . . . . . . .  54
     6.9   Employment Agreements . . . . . . . . . . . . . . .  54

7.  Conditions to the Obligations of Buyer . . . . . . . . . .  54
     7.1   Representations and Warranties True and Correct . .  54
     7.2   Covenants and Agreements Performed. . . . . . . . .  55
     7.3   No Actions. . . . . . . . . . . . . . . . . . . . .  55
     7.4   Consents. . . . . . . . . . . . . . . . . . . . . .  55
     7.5   HSR Act . . . . . . . . . . . . . . . . . . . . . .  55
     7.6   Adverse Change. . . . . . . . . . . . . . . . . . .  56
     7.7   Resignations. . . . . . . . . . . . . . . . . . . .  56
     7.8   Delivery of the Shares. . . . . . . . . . . . . . .  56
     7.9   Officer's Certificate . . . . . . . . . . . . . . .  56
     7.10  Closing of the Day Canada and Day U.K.
               Transactions. . . . . . . . . . . . . . . . . .  56
     7.11  Financing . . . . . . . . . . . . . . . . . . . . .  56
     7.12  Title Insurance and Survey. . . . . . . . . . . . .  57
     7.13  Audit of Company Financial Statements . . . . . . .  57
     7.14  Indebtedness; Encumbrances. . . . . . . . . . . . .  58
     7.15  Loss. . . . . . . . . . . . . . . . . . . . . . . .  58

8.  Covenants and Agreements of the Parties. . . . . . . . . .  58
     8.1   Closing Conditions. . . . . . . . . . . . . . . . .  58
     8.2   Reasonable Access; Confidentiality. . . . . . . . .  59
     8.3   Conduct of Business . . . . . . . . . . . . . . . .  60
     8.4   Litigation. . . . . . . . . . . . . . . . . . . . .  63
     8.5   Publicity . . . . . . . . . . . . . . . . . . . . .  63
     8.6   Regulatory Filings. . . . . . . . . . . . . . . . .  64
     8.7   Post-Closing Access; Closing Books. . . . . . . . .  65
     8.8   Expenses of Sale. . . . . . . . . . . . . . . . . .  67
     8.9   Tax Matters . . . . . . . . . . . . . . . . . . . .  67
     8.10  Tax Elections . . . . . . . . . . . . . . . . . . .  75
     8.11  Tax Allocation. . . . . . . . . . . . . . . . . . .  76
     8.12  Employee Benefits . . . . . . . . . . . . . . . . .  77
     8.13  WARN Act. . . . . . . . . . . . . . . . . . . . . .  80
     8.14  Environmental Matters . . . . . . . . . . . . . . .  80
     8.15  Covenant Not to Compete . . . . . . . . . . . . . .  82
     8.16  Notice of Developments. . . . . . . . . . . . . . .  85
     8.17  Exclusivity . . . . . . . . . . . . . . . . . . . .  85
     8.18  Audit . . . . . . . . . . . . . . . . . . . . . . .  86
     8.19  Obtaining of Financing. . . . . . . . . . . . . . .  86
     8.20  Insurance . . . . . . . . . . . . . . . . . . . . .  89

9.  Indemnification and Survival . . . . . . . . . . . . . . .  89
     9.1  Indemnification by Seller, M.A. Hanna, Day U.K. and
          Day Canada . . . . . . . . . . . . . . . . . . . . .  89
     9.2  Indemnification by Buyer . . . . . . . . . . . . . .  91
     9.3  Notice and Opportunity to Defend . . . . . . . . . .  92
     9.4  Limitations. . . . . . . . . . . . . . . . . . . . .  94
     9.5  Survival of Representations and Warranties and
               Covenants . . . . . . . . . . . . . . . . . . .  98
     9.6  Indemnification Procedures for Environmental
               Matters . . . . . . . . . . . . . . . . . . . . 100
     9.7  Exclusive Remedy . . . . . . . . . . . . . . . . . . 106

10.  Termination . . . . . . . . . . . . . . . . . . . . . . . 107
     10.1   Termination. . . . . . . . . . . . . . . . . . . . 107
     10.2   Effects of Termination . . . . . . . . . . . . . . 109

11.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 109
     11.1   Assignment; Successors and Assigns . . . . . . . . 109
     11.2   Notices. . . . . . . . . . . . . . . . . . . . . . 110
     11.3   Waiver; Remedies . . . . . . . . . . . . . . . . . 112
     11.4   No Recourse Against Others . . . . . . . . . . . . 112
     11.5   Entire Agreement . . . . . . . . . . . . . . . . . 112
     11.6   Amendment. . . . . . . . . . . . . . . . . . . . . 112
     11.7   Further Assurances . . . . . . . . . . . . . . . . 112
     11.8   Counterparts . . . . . . . . . . . . . . . . . . . 113
     11.9   Governing Law; Language. . . . . . . . . . . . . . 113
     11.10  Schedules. . . . . . . . . . . . . . . . . . . . . 113
     11.11  Captions . . . . . . . . . . . . . . . . . . . . . 114
     11.12  Rights of Third Parties. . . . . . . . . . . . . . 114
     11.13  Severability . . . . . . . . . . . . . . . . . . . 114
     11.14  Equitable Relief . . . . . . . . . . . . . . . . . 114
     11.15  Integration. . . . . . . . . . . . . . . . . . . . 115



                             Schedules


     Schedule 4.1                  Corporate Authorizations

     Schedule 4.2                  Charter Documents

     Schedule 4.5                  Subsidiaries; Investments

     Schedule 4.6                  Consents

     Schedule 4.7                  Financial Statements

     Schedule 4.8                  Conduct of Business

     Schedule 4.9                  Approvals

     Schedule 4.10                 Orders and Actions

     Schedule 4.12                 Employee Benefit Plans

     Schedule 4.13                 Tax Matters

     Schedule 4.14                 Title to Assets

     Schedule 4.15                 Intellectual Property

     Schedule 4.16                 Labor Relations

     Schedule 4.17                 Contracts

     Schedule 4.18                 Environmental Matters

     Schedule 4.19                 Insurance

     Schedule 4.20                 Undisclosed Liabilities

     Schedule 4.21                 Affiliated Transactions

     Schedule 6.9                  Employment Agreements

     Schedule 7.13                 Accounting Adjustments

     Schedule 8.3                  Conduct of Business

     Schedule 8.12                 IRS Form 5500s

     Schedule 8.19(e)              Summary of Terms - Senior
                                   Subordinated Notes


                              Annexes


     A-1                             Accounting Practices
                                     and Procedures

     A-2                             Accounting Adjustments

     B                               Day Canada Asset Purchase
                                     Agreement

     C                               Day U.K. Stock Purchase
                                     Agreement

     D                               Commitment Letters












                       STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated April 11, 1995, among
DAY INTERNATIONAL HOLDINGS, INC., a Delaware corporation

("Seller"), and M.A. HANNA COMPANY, a Delaware corporation ("M.A.
Hanna").
                             RECITALS
          A. Seller, an indirect wholly owned subsidiary of M.A. Hanna, is the owner of all of the issued and outstanding capital stock of Day International, Inc., a Delaware corporation (the "Company");

          B. Seller wishes to sell, and Buyer, an indirect wholly owned subsidiary of American Industrial Partners Capital Fund II
L.P., a Delaware limited partnership ("AIP II"), wishes to purchase from Seller, the Shares (as hereinafter defined) upon the terms and conditions of this Agreement;

          C. As a condition thereto and simultaneously therewith, Buyer shall purchase (i) all of the issued and outstanding capital stock of Day International (U.K.) Limited, a corporation registered in Scotland ("Day U.K."), from Cadillac Plastic Limited, a corporation registered in England ("Cadillac U.K."), and (ii) substantially all of the assets related to the printing and textile business of Day International (Canada) Ltd., an Ontario corporation ("Day Canada"), from Day Canada; and

          D. M.A. Hanna wishes to enter into this Agreement for the purpose of making certain representations and warranties to Buyer, providing certain indemnification and entering into certain other obligations in favor of Buyer.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

          1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below, unless the context otherwise requires:

               "Action" means any action, suit, or legal, administrative or arbitral proceeding or investigation before or by any Governmental Body.

               "Active Subsidiary" means Day International
     S.A.R.L., Day International GmbH and Day International de
     Mexico S.A. de CV.

               "Adjustment Amount" shall have the meaning set forth in Section 2.3(a) of this Agreement.

               "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by or under common control with that Person.

               "AIP" means American Industrial Partners Capital
     Fund L.P., a Delaware limited partnership and an Affiliate of AIP II.

               "AIP II" shall have the meaning set forth in the Recitals of this Agreement.

               "Another Transaction" shall have the meaning set forth in Section 8.17.

               "Assets" shall have the meaning set forth in
     Section 4.14(b) of this Agreement.

               "Audited Company Financial Statements" means the audited consolidated combined balance sheets of the Consolidated Entities for the fiscal years ended December 31, 1994 and December 31, 1993 and the consolidated combined audited statements of income and cash flows of the Consolidated Entities for the fiscal years ended December 31, 1994, December 31, 1993 and December 31, 1992, each prepared in accordance with United States GAAP and applying the accounting principles and procedures set forth on Annex A-1.

               "Audited December 31, 1994 Balance Sheet" means the audited consolidated combined balance sheet of the Consolidated Entities as of December 31, 1994 prepared in accordance with United States GAAP, as finally determined in accordance with the procedures set forth in Section 2.3(b), applying the accounting principles and procedures set forth on Annex A-1, and adjusted to reflect the adjustments and matters described on Annex A-2.

               "Audited December 31, 1994 Balance Sheet Objection
     Period" shall have the meaning set forth in Section
     2.3(b)(ii) of this Agreement.

               "Balance Sheet Date" shall have the meaning set forth in Section 4.8 of this Agreement.

               "Beneficiary" means (a) with respect to any claim for indemnification or Circumstance which could give rise to a right of indemnification pursuant to Section 9.1, any member of the Buyer Group and (b) with respect to any claim for indemnification or Circumstance which could give rise to a right of indemnification pursuant to Section 9.2, any member of the Seller Group.

               "Bridge Commitment" means that certain Bridge
     Commitment Letter, dated April 7, 1995, addressed to AIP on behalf of Buyer from DLJ in the form attached as Annex D, pursuant to which DLJ has agreed to purchase up to $100,000,000 in aggregate principal amount of senior subordinated notes of the Company.

               "Bridge Power" shall have the meaning set forth in
     Section 8.19(c) of this Agreement.

               "Business" shall have the meaning set forth in
     Section 8.15(a) of this Agreement.

               "Business Day" means a day of the year on which banks located in New York, New York are not authorized or required by Law to be closed.

               "Buyer" shall have the meaning set forth in the Preamble of this Agreement.

               "Buyer Group" shall have the meaning set forth in
     Section 9.1(a) of this Agreement.

               "Buyer 401(k) Plan" shall have the meaning set forth in Section 8.12(a) of this Agreement.

               "Cadillac U.K." shall have the meaning set forth in the Recitals of this Agreement.

               "CERCLA" shall have the meaning set forth in
     Section 4.18(b) of this Agreement.

               "Charter Documents" means (a) the Certificate or Articles of Incorporation, as amended to date, or similar corporate charter or other instrument of organization and (b) the By-laws, as amended to date, or similar instrument.

               "Circumstance" shall have the meaning set forth in
     Section 9.3 of this Agreement.

               "Closing" shall have the meaning set forth in
     Section 3 of this Agreement.

               "Closing Date" shall have the meaning set forth in
     Section 3 of this Agreement.

               "Closing Date Balance Sheet" means the audited consolidated combined balance sheet of the Consolidated Entities as of the close of business on the Closing Date (without giving effect to any of the transactions contemplated pursuant to this Agreement, the Day Canada Agreement and the Day U.K. Agreement), as finally determined in accordance with the procedures set forth in Section 2.3(c), prepared in accordance with United States GAAP, applying the accounting principles and procedures set forth on Annex A-1, and adjusted to reflect the adjustments and matters described on Annex A-2. The parties acknowledge that the opinion of Buyer's accountants with respect to the Closing Date Balance Sheet shall not reflect the adjustments and matters described on Annex A-2.

               "Closing Date Balance Sheet Objection Period" shall have the meaning set forth in Section 2.3(c)(ii) of this Agreement.

               "Closing Net Worth" shall have the meaning set forth in Section 2.3(a) of this Agreement.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company" shall have the meaning set forth in the Recitals of this Agreement.

               "Company Financial Statements" shall have the meaning set forth in Section 4.7(a) of this Agreement.

               "Condition of the Company" means the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

               "Confidentiality Agreement" means the letter agreement, dated January 24, 1995, between AIP and M.A. Hanna, setting forth the obligation of Buyer to keep confidential, among other things, the information provided pursuant to this Agreement, the Day U.K. Agreement and the Day Canada Agreement.

               "Consolidated Entities" shall mean the Company, the Subsidiaries, Day U.K. and the Business (as defined in the Day Canada Agreement).

               "Controlled Group" shall have the meaning set forth in Section 4.12(f) of this Agreement.

               "Damages" means any loss, claim, liability, damage, fine, penalty, amounts paid in settlement, costs (including costs of investigation or enforcement) or expense (including, without limitation, reasonable attorneys' fees and disbursements, witness fees and court costs), but excluding any costs of internal personnel or other overhead of the Beneficiary.

               "Day Canada" shall have the meaning set forth in the Recitals of this Agreement.

               "Day Canada Agreement" shall have the meaning set forth in Section 6.8 of this Agreement.

               "Day U.K." shall have the meaning set forth in the Recitals of this Agreement.

               "Day U.K. Agreement" shall have the meaning set forth in Section 6.8 of this Agreement.

               "December 31, 1994 Balance Sheet" means the unaudited consolidated balance sheet of the Consolidated
     Entities as of December 31, 1994.

               "Denial Notice" shall have the meaning set forth in
     Section 9.6(b)(ii)(B)(1) of this Agreement.

               "Direct Claim" shall have the meaning provided in
     Section 9.6(b)(ii) of this Agreement.

               "DLJ" means Donaldson, Lufkin & Jenrette.

               "Employees" shall have the meaning set forth in
     Section 8.12(a) of this Agreement.

               "Employee Plans" shall have the meaning set forth in Section 4.12(a) of this Agreement.

               "Employment Agreements" shall have the meaning set forth in Section 6.9 of this Agreement.

               "Engaging in Competition" shall have the meaning set forth in Section 8.15(a) of this Agreement.

               "Environmental Arbitrator" shall have the meaning set forth in Section 9.6(b)(ii)(C).

               "Environmental Laws" shall have the meaning set forth in Section 4.18(a) of this Agreement.

               "ERISA" means the Employee Retirement Income
     Security Act of 1974, as amended.

               "Equity Commitment" shall have the meaning set forth in Section 5.6 of this Agreement.

               "Financing Commitments" shall have the meaning set forth in Section 5.6 of this Agreement.

               "First Trigger Date" means such date on or after June 15, 1995 that is the later of (i) 45 calendar days after the delivery to Buyer of the Audited Company Financial Statements or (ii) 48 calendar days after the delivery of a first draft of the management's discussion and analysis relating to the Audited Company Financial Statements; provided, however, that if the First Trigger Date falls on a date other than a Business Day, the First Trigger Date shall mean the next succeeding Business Day.

               "Former Employees" shall have the meaning set forth in Section 8.12(c) of this Agreement.

               "GAAP" means generally accepted accounting principles.

               "Governmental Body" means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision thereof, or any federal, state or foreign court or arbitrator.

               "HSR Act" means the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

               "Indebtedness" means any indebtedness for borrowed money of the Company or any of the Subsidiaries reflected in any promissory note, indenture, bond, mortgage, credit agreement or other similar instrument, including any and all interest expenses accrued and unpaid thereon and any prepayment penalties payable with respect thereto.

               "Indemnitor" means (a) with respect to any claim for indemnification or Circumstance which could give rise to a right of indemnification pursuant to Section 9.1, Seller, M.A. Hanna, Cadillac U.K. or Day Canada, as the case may be, and (b) with respect to any claim for indemnification or Circumstance which could give rise to a right of indemnification pursuant to Section 9.2, Buyer.

               "Independent Accountants" shall have the meaning set forth in Section 2.3(c)(iii) of this Agreement.

               "Initial Net Worth" shall have the meaning set forth in Section 2.3(a) of this Agreement.

               "Intellectual Property Rights" shall have the meaning set forth in Section 4.15 of this Agreement.

               "Investments" means any equity interest, directly or indirectly, in any other Person in excess of 5% of the total equity ownership of such Person.

               "Known" or "Knowledge". The phrases "known", "knows" or "knowledge" or similar terms when used with reference to an individual or a party to this Agreement shall refer to the actual knowledge of such individual or of the executive officers of such party, without independent investigation or attribution of knowledge from any other person.

               "Known Environmental Matters" shall have the meaning set forth in Section 8.14(a) of this Agreement.

               "Law" means any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental
     Body.
               "Leased Real Property" shall have the meaning set forth in Section 4.14(b) of this Agreement.

               "Leases" shall have the meaning set forth in
     Section 4.14(a) of this Agreement.

               "Lien" means any lien, pledge, mortgage, security interest, charge, option, adverse claim, right, restriction on transfer or other similar encumbrance.

               "Loss" shall have the meaning set forth in Section
     7.15 of this Agreement.

               "M.A. Hanna" shall have the meaning set forth in the Preamble of this Agreement.

               "Materiality Condition" shall have the meaning set forth in Section 9.4.4 of this Agreement.

               "NationsBank" means NationsBank, N.A. (Carolinas).

               "Nationsbank Commitment" means that certain commitment to provide senior credit facilities of up to $85,000,000 issued to Buyer by NationsBank and NationsBank Capital Markets, Inc. in the form attached as Annex D.

               "Net Insurance Recovery" means any insurance proceeds recovered in respect of Damages less 200% of the annual premium paid (taking into account only premiums paid after the Closing) by the Beneficiary or any Affiliate of the Beneficiary in the most current fiscal year in respect of such insurance (provided the Beneficiary provides proper documentation to the Indemnitor evidencing the payment of such premiums) but shall not include any proceeds under any insurance policy pursuant to which premiums are normally adjusted to reimburse the insurer for any material part of proceeds paid out in previous years.

               "Non-competition Area" shall have the meaning set forth in Section 8.15(a) of this Agreement.

               "Non-competition Term" shall have the meaning set forth in Section 8.15(d) of this Agreement.

               "Notice of Objection" shall have the meaning set forth in Section 2.3(b)(ii) of this Agreement.

               "Onsite Remedial Action" means any investigatory, remedial, cleanup, corrective or compliance action undertaken pursuant to Environmental Laws after the Closing Date at, on, or with respect to conditions emanating or migrating from, the Company's facilities, for which indemnification is provided under this Agreement.

               "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right, other agreement or right of similar nature.

               "Order" means any order, judgment, injunction, award, decree or writ of any Governmental Body.

               "Owned Property" shall have the meaning set forth in Section 4.14(a) of this Agreement.

               "Payment Date" shall have the meaning set forth in
     Section 2.3(e) of this Agreement.

               "PBGC" shall have the meaning set forth in Section
     4.12(f) of this Agreement.

               "Permitted Liens" shall have the meaning set forth in Section 4.14(b) of this Agreement.

               "Person" or "Persons" means any individual, corporation, partnership, firm, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other legal entity.

               "Policies" shall have the meaning set forth in
     Section 4.19 of this Agreement.

               "Post-Closing Offsite Matters" shall have the meaning set forth in Section 8.14(a) of this Agreement.

               "Principal Management" means the authority to direct the handling of the subject matter of a Direct Claim, or an Onsite Remedial Action associated with a Third Party Claim, including, without limitation, (a) selection of consultants, contractors, experts or advisors, (b) evaluation, selection and implementation of remedial measures, and (c) negotiations with or challenges to any Governmental Body and third parties, to the extent done in good faith and in compliance with Law.

               "Purchase Price" means $184,500,000 if the Closing occurs on or prior to the First Trigger Date and $185,000,000 if the Closing occurs after the First Trigger Date; provided, however, that the Purchase Price shall be $181,500,000 in the event that M.A. Hanna effects the Bridge Power or the Buyer effects a Qualified Bridge Drawdown.

               "Qualified Bridge Drawdown" means a borrowing by Buyer of funds under the Bridge Commitment (or any comparable financing utilized by Buyer in accordance with Section
     8.19(b)) at any time after the expiration of ten days following the Second Trigger Date or a borrowing of funds in accordance with Section 8.19(e).

               "Real Property" shall have the meaning set forth in
     Section 4.14(b) of this Agreement.

               "Salomon" shall have the meaning set forth in
     Section 4.23 of this Agreement.

               "Sampling Prudent for Good Environmental
     Management" means sampling taken in response to material facts indicating that, based on all relevant circumstances, conditions on the Owned Property could reasonably be expected to present a significant risk to human health or the environment; this term does not mean sampling performed simply to obtain data in a situation in which no material facts indicate that, based on all relevant circumstances, conditions on the Owned Property could reasonably be expected to present a significant risk to human health or the environment.

               "Second Trigger Date" means the date that is 31 days after the date that is the First Trigger Date; provided, however, that if the Second Trigger Date falls on a date other than a Business Day, the Second Trigger Date shall mean the next succeeding Business Day.

               "Seller" shall have the meaning set forth in the Preamble of this Agreement.

               "Seller Group" shall have the meaning set forth in
     Section 9.2 of this Agreement.

               "Seller's Tax Group" means Seller and its
     Affiliates.

               "Seller 401(k) Plan" shall have the meaning set forth in Section 8.12(a) of this Agreement.

               "Shares" shall have the meaning set forth in
     Section 2.1 of this Agreement.

               "Subordinated Debt Financing" shall have the meaning set forth in Section 8.19(a) of this Agreement.

               "Subsidiaries" means any Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are owned, directly or indirectly, by the Company, by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries of the Company.

               "Subsidiary Shares" shall have the meaning set forth in Section 4.5(b) of this Agreement.

               "Taxes" shall have the meaning set forth in Section 4.13(a) of this Agreement.

               "Tax Returns" shall have the meaning set forth in
     Section 4.13(a) of this Agreement.

               "Third Party Claim" means any demand that has been made on or communicated to Buyer, Seller, M.A. Hanna, or the Company or any of its Subsidiaries, by any Person other than Buyer, Seller, M.A. Hanna, or the Company or any of its Subsidiaries which, if maintained or enforced, might result in a claim for indemnification under this Agreement with respect to the matters described in Section 9.6(a).

               "Transfer Taxes" shall have the meaning set forth in Section 8.9(f) of this Agreement.

               "WARN Act" shall have the meaning set forth in
     Section 8.13 of this Agreement.

               "338(g) Election" shall have the meaning set forth in Section 8.10(b) of this Agreement.

               "338(h)(10) Election" shall have the meaning set forth in Section 8.10(a) of this Agreement.

          2.  Sale and Purchase of Shares.

               2.1 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the outstanding shares of capital stock of the Company (the "Shares"), free and clear of any Liens.

               2.2 Closing Payment. In full payment for the sale of the Shares to Buyer, at the Closing, Buyer shall pay to Seller the Purchase Price, which amount shall be subject to adjustment after the Closing Date as provided in Section 2.3. Buyer shall pay the Purchase Price in cash by bank wire transfer of immediately available funds to Seller's account or accounts at a bank or banks specified by Seller in writing prior to the Closing.

               2.3  Purchase Price Adjustment.

               (a) The Purchase Price shall be adjusted by an amount (the "Adjustment Amount") equal to the absolute value of the difference (if any) between (i) the Initial Net Worth and
(ii) the Closing Net Worth. "Initial Net Worth" shall mean the difference between (A) the total combined consolidated assets of the Consolidated Entities as of the close of business on December 31, 1994 reduced by (B) the total combined consolidated liabilities of the Consolidated Entities as of the close of business on December 31, 1994, in each case as reflected on the Audited December 31, 1994 Balance Sheet. "Closing Net Worth" shall mean the difference between (A) the total combined consolidated assets of the Consolidated Entities as of the Closing Date reduced by (B) the total combined consolidated liabilities of the Consolidated Entities as of the Closing Date, in each case as reflected on the Closing Date Balance Sheet.

          (b)(i) Within three Business Days after Seller's receipt of the Audited December 31, 1994 Balance Sheet, Seller shall deliver such balance sheet to Buyer for review. In connection with Buyer's review of the Audited December 31, 1994 Balance Sheet, Seller shall, promptly upon request, provide to Buyer and its agents access to the work papers of Seller's accountants (both internal and external) relating to the Audited December 31, 1994 Balance Sheet and any and all documentation related thereto.

          (ii) Unless Buyer gives Seller written notice of its objection to the Audited December 31, 1994 Balance Sheet, which notice shall include the basis of Buyer's objection in reasonable detail ("Notice of Objection"), within 30 calendar days after receiving the Audited December 31, 1994 Balance Sheet (the "Audited December 31, 1994 Balance Sheet Objection Period"), such balance sheet shall be final, conclusive and binding on the parties to this Agreement.

          (iii) If Buyer delivers a Notice of Objection within the Audited December 31, 1994 Balance Sheet Objection Period, Buyer and Seller shall use all reasonable efforts to resolve all disputes regarding Buyer's objections set forth in the Notice of Objection. If Buyer and Seller are not able to resolve all disputes regarding Buyer's objections set forth in the Notice of Objection, the remaining disputed items shall be submitted for final resolution to the Independent Accountants at the time that disputed items are submitted to the Independent Accountants for resolution under Section 2.3(c)(iii) or if no items are submitted for such resolution to the Independent Accountants under Section 2.3(c)(iii) then at the earliest time that such items would be submitted for such resolution under Section 2.3(c)(iii).

          (iv) After offering Seller and Seller's representatives and Buyer and Buyer's representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than 10 calendar days after the Independent Accountants have been selected, the Independent Accountants shall deliver a written report resolving all disputed items and setting forth the basis for such resolution within 30 calendar days after Buyer and Seller have presented their positions as to the disputed items. The resolution of the Independent Accountants shall be final, conclusive and binding upon the parties to this Agreement and shall be reflected in any necessary revisions to the Audited December 31, 1994 Balance Sheet.

          (c)(i) Within 60 calendar days of the Closing Date, Buyer shall deliver to Seller (A) the Closing Date Balance Sheet and (B) a calculation of the Closing Net Worth based on the Closing Date Balance Sheet. In connection with Seller's review of the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Worth, Buyer shall, promptly upon request, provide to Seller and its agents access to the work papers of Buyer's accountants (both internal and external) relating to the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Worth and any and all documentation related thereto.

          (ii) Unless Seller gives Buyer a Notice of Objection to Buyer's calculation of the Closing Net Worth, within 30 calendar days after receiving the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Worth (the "Closing Date Balance Sheet Objection Period"), the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Worth shall be final, conclusive and binding on the parties to this Agreement.

          (iii) If Seller delivers a Notice of Objection within the Closing Date Balance Sheet Objection Period, Buyer and Seller shall use reasonable efforts to resolve all disputes regarding Seller's objections set forth in the Notice of Objection. If Buyer and Seller are not able to resolve all disputes regarding Seller's objections set forth in the Notice of Objection within 14 calendar days after Seller's delivery of the Notice of Objection, the remaining disputed items shall be submitted for final resolution to a nationally recognized accounting firm selected by mutual agreement of Buyer and Seller, or if Buyer and Seller are unable to agree upon such accounting firm within 20 calendar days after Seller's delivery of a Notice of Objection (whether with respect to the Audited December 31, 1994 Balance Sheet or the Closing Date Balance Sheet), Buyer and Seller shall promptly instruct their respective firms of independent certified public accountants to select, within five Business Days thereafter, a third nationally recognized accounting firm (the "Independent Accountants"). After offering Seller and Seller's representatives and Buyer and Buyer's representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than 10 calendar days after the Independent Accountants have been selected, the Independent Accountants shall deliver a written report resolving all disputed items and setting forth the basis for such resolution within 30 calendar days after Seller and Buyer have presented their positions as to the disputed items. The resolution of the Independent Accountants shall be final, conclusive and binding upon the parties to this Agreement and shall be reflected in any necessary revisions to the Closing Date Balance Sheet and Buyer's calculation of the Closing Net Worth. Notwithstanding anything in this Agreement to the contrary, the scope of the Independent Accountants' review of any dispute between Buyer and Seller regarding the Closing Date Balance Sheet or the calculation of Closing Date Net Worth pursuant to this Section 2.3(c) shall be limited solely to the resolution of Seller's objections set forth in the Notice of Objection and Buyer shall have no right to change, revise or otherwise modify the Closing Date Balance Sheet or its calculation of the Closing Net Worth except as agreed to in writing by Seller or as required by the Independent Accountants.

          (d) One-half of the fees, costs and expenses of the Independent Accountants for services rendered pursuant to Section
2.3(b) and Section 2.3(c) shall be paid by Seller and one-half of such fees, costs and expenses shall be paid by Buyer.

          (e) If the Closing Net Worth (as finally determined pursuant to this Section 2.3) is greater than the Initial Net Worth (as finally determined pursuant to this Section 2.3), Buyer shall pay the Adjustment Amount (plus interest as determined pursuant to Section 2.3(f)) to Seller on the Payment Date by wire transfer of immediately available funds to an account designated by Seller. Buyer shall on the Payment Date allocate any Adjustment Amount payable to Seller among Seller, Cadillac U.K. and Day Canada as Seller may reasonably request. If the Closing Net Worth (as finally determined pursuant to this Section 2.3) is less than the Initial Net Worth (as finally determined pursuant to this Section 2.3), Seller shall pay the Adjustment Amount (plus interest as determined pursuant to Section 2.3(f)) to Buyer on the Payment Date, by wire transfer of immediately available funds to an account designated by Buyer. "Payment Date" shall mean:
(i) if no Notice of Objection is timely delivered by Seller to Buyer, three Business Days after the earlier of (A) the expiration of the Closing Date Balance Sheet Objection Period and (B) the date of delivery by Seller to Buyer of a notice that Buyer's calculation of the Closing Net Worth and the Initial Net Worth will be accepted by Seller and M.A. Hanna without objection; or
(ii) if a Notice of Objection with respect to the Audited December 31, 1994 Balance Sheet or the Closing Date Balance Sheet is timely delivered to Seller or Buyer, as applicable, three Business Days after the date all disputed items are finally resolved pursuant to Sections 2.3(b) and 2.3(c).

          (f) The Adjustment Amount shall bear interest compounded monthly from the Closing Date until the date of payment at the prime rate publicly announced from time to time by Citibank, N.A.

               2.4 Intercompany Accounts. All intercompany payables due as of the Closing Date (a) from the Company to any of the Consolidated Entities (other than the Company), (b) from any of the Consolidated Entities (other than the Company) to the Company, or (c) from any of the Consolidated Entities (other than the Company) to any other Consolidated Entity (other than the Company), shall continue to represent a liability of the applicable entity or business as of the Closing Date and shall have no effect on the determination of the Purchase Price. The corresponding intercompany receivables as of the Closing Date shall also remain outstanding, and such outstanding receivables shall similarly have no effect on the determination of the Purchase Price. All intercompany receivables due as of the Closing Date (a) to any of the Consolidated Entities from Seller or any Affiliate of Seller (other than the Consolidated Entities) or (b) to Seller or any Affiliate of Seller (other than the Consolidated Entities) from any of the Consolidated Entities, shall be eliminated as of the Closing Date, and such elimination shall have no effect on the determination of the Purchase Price. The corresponding intercompany payables as of the Closing Date shall also be eliminated, and such elimination shall similarly have no effect on the determination of the Purchase Price.

          3. Closing and Closing Date. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Kirkland & Ellis in New York, New York at 10:00 A.M. Eastern Time on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7 (other than those conditions that are to be satisfied at Closing), or at such other place, time or date as Buyer, Seller and M.A. Hanna may agree to in writing (such time and date being referred to in this Agreement as the "Closing Date"). For financial accounting and tax purposes, the Closing shall be deemed to have been effective as of the close of business on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

          4. Representations and Warranties of Seller and M.A Hanna. Seller and M.A. Hanna jointly and severally represent and warrant to Buyer as follows on and (unless another time period is specified therein) as of the date of this Agreement and the Closing Date:

               4.1 Organization, Power and Authority. (a) The Company and each of the Active Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as now being conducted, and has all licenses, permits and authorizations necessary for the conduct of the business of the Company or such Active Subsidiaries and for the operation of the facilities on the Real Property as currently operated, except where the failure to have such licenses, permits, authorizations, power or authority would not, in the aggregate, have a material adverse effect on the Condition of the Company and all such licenses, permits and authorizations are in full force and effect and have not been violated, except for violations that are not reasonably likely to have a material adverse effect on the Condition of the Company. Except as provided in Schedule 4.1, the Company and each of the Active Subsidiaries is qualified or otherwise authorized to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification or authorization, except in such jurisdictions where the failure to be so qualified or authorized would not, in the aggregate, have a material adverse effect on the Condition of the Company.
               (b)  Seller is a corporation duly organized,
validly existing and in good standing under the laws of the State of Michigan and has the requisite corporate power and authority to own the Shares. M.A. Hanna is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
               4.2  Charter Documents and Corporate Records.
Schedule 4.2 contains copies of the Charter Documents of the Company and the Subsidiaries that are correct and complete copies thereof. The minute books of the Company and the Subsidiaries have been made available to Buyer for its inspection and contain records of all meetings and consents in lieu of meeting of the Board of Directors of the Company, the Subsidiaries and the Company's stockholders since the time of the Company's organization, and such records are correct and complete in all material respects. The stock record books of the Company and the Subsidiaries, which have been made available to Buyer for its inspection, are correct and complete in all material respects.

               4.3 The Shares. (a) The authorized capital stock of the Company consists of one thousand shares of common stock, without par value. Seller is the beneficial owner and holder of record of the Shares. Seller holds the Shares free and clear of any Liens. The Shares represent the only issued and outstanding shares of capital stock of the Company.

               (b) The Shares are validly issued and outstanding, fully paid and nonassessable. The Shares have not been issued in violation of, and are not subject to, and there are no, outstanding Options relating to the Shares. There are no authorized or outstanding Options under which the Company may be obligated to issue or sell any shares of capital stock or any other securities of the Company.

               4.4 Authorization and Effect of Agreement. Each of Seller and M.A. Hanna has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Seller and M.A. Hanna of this Agreement and the performance by each of Seller and M.A. Hanna of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Seller and M.A. Hanna. This Agreement has been duly executed and delivered by Seller and M.A. Hanna and, assuming the due execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller and M.A. Hanna, enforceable against each of Seller and M.A. Hanna in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and to the availability of equitable remedies.

               4.5 Subsidiaries and Investments. (a) Except as set forth on Schedule 4.5, the Company has no Subsidiaries or Investments.

               (b)  Except for shares owned by nominees as
required by applicable Law as set forth in Schedule 4.5, the Company owns all of the issued and outstanding shares of capital stock of each of the Subsidiaries (collectively, the "Subsidiary Shares"), in each case free and clear of all Liens. There are no authorized or outstanding Options relating to the Subsidiary Shares or with respect to which any Subsidiary may be obligated to issue or sell any shares of capital stock or any other security of such Subsidiary. Schedule 4.5 sets forth the authorized capital stock of each Subsidiary. Except as set forth on Schedule 4.5, the Subsidiary Shares are validly issued and outstanding, fully paid and nonassessable. The Subsidiary Shares have not been issued in violation of, and are not subject to, and there are no, outstanding Options relating to the Subsidiary Shares.

               4.6 No Breach. Neither the execution and delivery of this Agreement by Seller or M.A. Hanna, nor the performance of its obligations under this Agreement, will (a) violate any provision of the Charter Documents of the Company, any Subsidiary, Seller or M.A. Hanna, (b) subject to obtaining required authorizations, approvals, consents or waivers set forth on
Schedule 4.6, conflict with or result in a breach of or the loss of material benefit under, or otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (with or without notice or lapse of time) a default under any contract required to be listed on Schedule 4.14, Schedule 4.15 or
Schedule 4.17, or any other contract that is material to the Consolidated Entities taken as a whole, to which the Company or any Subsidiary is a party, (c) result in the creation of any Lien other than Permitted Liens upon the Assets, (d) violate any Order against, or binding upon, Seller, M.A. Hanna, the Company or any Subsidiary or upon the properties or assets of Seller or M.A. Hanna or the Assets, or (e) constitute a violation by Seller, M.A. Hanna, the Company or any Subsidiary of any applicable Law; except, as to clauses (b), (d) and (e), where such violations, breaches, defaults, terminations, rights of termination or Liens are not, in the aggregate, reasonably likely to have a material adverse effect on the Condition of the Company or impair the ability of Seller or M.A. Hanna to perform its obligations under this Agreement.

               4.7 Financial Statements. (a) Schedule 4.7(a) contains a true and complete copy of the unaudited consolidated combined balance sheets of the Consolidated Entities for the fiscal years ended December 31, 1994 and December 31, 1993 and the consolidated unaudited statements of income of the Consolidated Entities for the fiscal year ended December 31, 1994, December 31, 1993 and December 31, 1992 (collectively, the "Company Financial Statements"). The Company Financial Statements fairly present, in all material respects, the consolidated combined financial position and results of operations of the Consolidated Entities at such dates and for such periods, and have been prepared in accordance with United States GAAP, consistently applied, and using such accounting practices and procedures as are set forth on Annex A-1, subject, in each case, to the adjustments and matters described on Annex A-2. Notwithstanding anything in this Agreement to the contrary, the foregoing representations and warranties shall not survive the Closing and shall have no further force and effect from and after the Closing, shall be excluded from those representations and warranties that are the subject of
Section 7.1 of this Agreement, and, in the event that the Closing shall occur, Seller shall not have any liability for any breach of such representations and warranties.

          (b) The Audited Company Financial Statements will be attached as Schedule 4.7(b) as soon as the audit described in
Section 8.18 is completed. As of the Closing Date, the Audited Company Financial Statements will fairly present, in all material respects, the consolidated financial position and results of operations of the Consolidated Entities at such dates and for such periods, and will have been prepared in accordance with United States GAAP, consistently applied, and using such accounting practices and procedures as are set forth on Annex A-1.

               4.8  Conduct of Business.  Except as described on
Schedule 4.8, since December 31, 1994 (the "Balance Sheet Date") through the date of this Agreement, the Company and the Subsidiaries have operated their businesses only in the ordinary course, and there has not been any material adverse change in the Condition of the Company. Without limiting the foregoing, except as set forth in Schedule 4.8, since the Balance Sheet Date, none of the Company and its Subsidiaries has taken any of the actions prohibited under Section 8.3.

               4.9 Approval of Transactions. Except as set forth on Schedule 4.9 (and in reliance upon the representations of Buyer set forth in Section 5.5), except for compliance with the HSR Act, no third party consent or approval, or approval, authorization, license, permit or other action by, or filing with, any Governmental Body is required with respect to the actions of Seller, M.A. Hanna, the Company or any Active Subsidiary in connection with the execution and delivery of this Agreement by Seller and M.A. Hanna or in order for Seller or M.A. Hanna to perform its obligations under this Agreement or to otherwise consummate the transactions contemplated hereby.

               4.10  Orders and Actions.  Except as set forth on
Schedule 4.10, there are no (a) outstanding Orders against Seller, M.A. Hanna, the Company or any Subsidiary, or any of the Assets,
(b) Actions pending or, to the knowledge of Seller and M.A. Hanna, threatened against Seller, M.A. Hanna, the Company or any Subsidiary, or any of the Assets, which, if adversely determined, are reasonably likely to result in liability in excess of $1,000,000 to the Company or any of the Subsidiaries, to have a material adverse effect on any Intellectual Property Rights or otherwise to have a material adverse effect on the Condition of the Company or to impair the ability of Seller or M.A. Hanna to perform its obligations under this Agreement or (c) Actions pending, or to the knowledge of Seller and M.A. Hanna, threatened against the Seller, M.A. Hanna, the Company or any Subsidiary with respect to the transactions contemplated hereby. Schedule 4.10 lists all Actions or series of related Actions against the Company or any Subsidiary or any predecessor (whether arising out of similar facts or circumstances, a consistent or pervasive course of conduct or practice or otherwise) which have been settled in the last five years for amounts in excess of $500,000 (and the amounts paid in settlement thereof) or settlements which have a material adverse effect on any Intellectual Property Rights or the Condition of the Company.

               4.11 Compliance with Laws. Each of the Company, its Subsidiaries and each of the facilities on any of the Real Property is, and since January 1, 1989 each of the Company, its Subsidiaries and each of the facilities on any of the Real Property has been, in compliance with all applicable Orders and Laws, except for such noncompliance, if any, as would not have a material adverse effect on the Condition of the Company.

               4.12  Employee Benefit Plans.

               (a) Schedule 4.12 lists or describes all employee benefit plans (within the meaning of section 3(3) of ERISA) sponsored, maintained or contributed to by the Company or any of the Subsidiaries (collectively, the "Employee Plans") and all retirement, deferred compensation, bonus, material fringe benefit plans, programs or arrangements maintained by the Company or any of the Subsidiaries.

               (b) Except as provided on Schedule 4.12, each Employee Plan listed on Schedule 4.12 has been maintained in all material respects in accordance with its terms and with applicable Law, including all applicable reporting and disclosure requirements.

               (c)  Each such Employee Plan listed on Schedule
4.12 that is intended to be qualified within the meaning of
Section 401 of the Code has received a determination letter to that effect from the Internal Revenue Service, and, to the knowledge of Seller and M.A. Hanna, nothing has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which would prevent any such employee benefit plan from remaining so qualified.

               (d)  Neither the Company nor any of its
Subsidiaries has within the last five years contributed to or maintained any defined benefit plan (as defined in Section 3(35) of ERlSA) (including any multiemployer pension plan (as defined in Section 3(37) of ERISA)).

               (e) With respect to each Employee Plan, (i) all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Employee Plan, and (ii) all contributions for prior plan years which are not yet due, and all contributions with respect to the current plan year for the period ending on the Closing Date, have been made or accrued.

               (f) The Company has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes the Company (the "Controlled Group") that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any member of the Controlled Group of incurring such a liability, other than liability for premiums due to the PBGC.

               (g) Each of the group benefit programs or other arrangements that provide health or life insurance benefits to Former Employees of the Company in excess of such benefits mandated by law provides that it can be amended in any respect or terminated unilaterally by the Company. Schedule 4.12 lists the group benefit programs of the Subsidiaries that provide health or life insurance benefits to Former Employees in excess of such benefits mandated by law.

               (h)  With respect to each of the plans listed on
Schedule 4.12, Seller has furnished to Buyer true and complete copies of (i) the plan documents and summary plan descriptions,
(ii) the most recent determination letter received from the Internal Revenue Service, (iii) the last Form 5500 Annual Report and actuarial report, if any, and (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans.

               4.13  Tax Matters.

               (a) To the knowledge of Seller and M.A. Hanna, all material U.S. federal, state, local and foreign tax returns, declarations of estimated tax and tax reports (including, without limitation, U.S. consolidated federal income tax returns of the "affiliated group" (as defined in Section 1504(a) of the Code) of which M.A. Hanna is the common parent corporation) ("Tax Returns") required to be filed on or before the date hereof with respect to the Company, the Subsidiaries or any of their respective income, properties or operations, have been filed or a filing extension from the appropriate Governmental Body with respect thereto has been obtained. All income, gross receipts, property, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties (collectively, "Taxes"), shown to be due on such Tax Returns or extensions of such Tax Returns or on any written assessment relating thereto received by Seller, M.A. Hanna, the Company or any Subsidiary on or before the date of this Agreement has been paid, or is being contested in good faith by appropriate proceedings. Except as set forth on Schedule 4.13, all Tax Returns of the Company and the Subsidiaries relating to taxable years that remain open for assessment are true and correct in all material respects. For all Taxes that are being contested as of the date hereof which relate to the Company's Hong Kong branch or the Subsidiaries, adequate provision in accordance with United States or applicable foreign GAAP for the amount of such contested Taxes has been made on the books and records of the Company (but only with respect to disputed Taxes relating to the Company's Hong Kong branch) or such Subsidiary, as the case may be. The Company and each Subsidiary has established adequate reserves for Taxes other than income taxes for all periods (or portions thereof) ending on or prior to the Closing.

               (b) Except as provided on Schedule 4.13, as of the date hereof, (i) there are no material pending or, to the knowledge of Seller and M.A. Hanna, threatened audits or claims against the Company or the Subsidiaries relating to any material liability for Taxes, and (ii) the Company has granted no extensions of the statutes of limitation for the assessment or collection of any Taxes which remain in effect.

               (c)(i) No deficiency or proposed adjustment which has not been settled or otherwise resolved for (A) any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or (B) any material amount of Tax has been proposed, asserted or assessed by any taxing authority against any affiliated group with respect to a taxable period during which the Company was a member of such affiliated group; and
               (ii) No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

               4.14  Title to Assets; Sufficiency of Assets.

               (a) Schedule 4.14 sets forth a description of each parcel of real property owned by the Company or any of the Subsidiaries (the "Owned Property") and a list of all of the leasehold interests of the Company and the Subsidiaries (the "Leases"). There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties (other than the Company and the Subsidiaries) the right of use or occupancy of any portion of the Real Property, and there are no parties (other than the Company and the Subsidiaries) in possession of any portion of the Real Property.

               (b) Except as set forth on Schedule 4.14, (i) each of the Company and each Subsidiary has good and marketable title to the Owned Property, valid and enforceable leasehold interests with respect to the leases of real property that require aggregate annual payments either by the Company or any Subsidiary, as the case may be, in excess of $50,000 (the "Leased Real Property," and together with the Owned Property, the "Real Property") and good title, valid and enforceable leasehold interests, licenses or rights to occupy, possess or use all other material assets, properties and rights which it occupies, possesses, uses or purports to own, whether or not reflected on the Company Financial Statements (the Owned Property, the Leased Property and such other assets, properties and rights that purports to be owned or leased by the Company and the Subsidiaries are collectively referred to herein as the "Assets"), free and clear of all Liens, except for the following ("Permitted Liens"): (A) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (B) with respect to the Real Property, easements, covenants, conditions, encroachments and restrictions, including any zoning or other governmentally established restrictions or encumbrances which do not materially interfere with the conduct of the business of the Company and the Subsidiaries or the use or enjoyment of such Real Property and as to which no material violation or encroachment exists; (C) workers or unemployment compensation Liens arising in the ordinary course of business consistent with past practice; and (D) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the ordinary course of business consistent with past practice securing amounts which are not delinquent and (ii) to the knowledge of the Seller and M.A. Hanna, the tangible Assets are, in all material respects, in good operating condition and repair, normal wear and tear excepted.
               (c) The Assets include all rights, properties and other assets necessary for the conduct of the business of the Company and each of the Subsidiaries in all material respects in the same manner as the business of the Company and each of the Subsidiaries has been conducted by the Company and each of the Subsidiaries prior to the date hereof.

               (d)  As of the Closing, the Company has no
knowledge of any defects in title, liens, encumbrances, adverse claims or other matters materially affecting the Owned Property that are not disclosed in the public records or disclosed to the title company in writing.

               4.15  Intellectual Property.  Schedule 4.15
contains a complete and accurate list or description of all
(a) trademarks, trade names, service marks and all registrations and applications therefor, (b) registered copyrights and applications therefor, (c) patents and patent applications, and
(d) all licenses and other agreements regarding the foregoing, in each case presently owned or used by the Company or one of its Subsidiaries in the conduct of the business of the Company and its Subsidiaries. The foregoing items, along with all other copyrights, trade dress, logos, inventions, discoveries, processes, improvements, trade secrets and confidential and proprietary information held by the Company or any Subsidiary, and the Company's and any such Subsidiary's rights under any license or other agreement relating to such intellectual property (whether as licensee or licensor thereunder), are referred to in this Agreement collectively as the "Intellectual Property Rights." Except as indicated on Schedule 4.15, as of the date hereof,
(x) the Company or one of the Subsidiaries owns or has the right to use pursuant to a valid and enforceable license or other agreement all Intellectual Property Rights, except where the failure to own or have such right to use would not, in the aggregate, have a material adverse effect on the Condition of the Company, and the Intellectual Property Rights comprise all of the intellectual property rights necessary for the conduct of the business of the Company and its Subsidiaries in all material respects in the same manner as the business of the Company and each of the Subsidiaries has been conducted prior to the date hereof, (y) neither the Company nor any Subsidiary has received any written notice of a claim or demand of any Person relating to, or any proceedings which are pending or threatened which challenge, the rights of the Company or any Subsidiary in respect of the Intellectual Property Rights, and (z) to the knowledge of Seller and M.A. Hanna, neither the Company nor any Subsidiary has infringed, misappropriated or otherwise conflicted with any intellectual property rights of a third party. The Company and the Subsidiaries have taken all necessary action to maintain and protect the registered Intellectual Property Rights.

               4.16  Labor Relations.  Except as set forth on
Schedule 4.16, there is no unfair labor practice complaint or other proceeding against the Company or any Subsidiary pending before the National Labor Relations Board or, to the knowledge of M.A. Hanna and Seller, any comparable foreign Governmental Body that, if adversely decided, is reasonably likely to have a material adverse effect on the Condition of the Company. There is no labor strike, work stoppage or arbitration proceeding pending or involving or, to the knowledge of Seller and M.A. Hanna, threatened against the Company or any Subsidiary that is reasonably likely to have a material adverse effect on the Condition of the Company. To the knowledge of Seller and M.A. Hanna, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to any non-unionized employees of the Company or the Subsidiaries.

               4.17 Contract Rights. (a) Schedule 4.17 sets forth a list, as of the date hereof, of the following contracts to which the Company or any Subsidiary is a party:

               (i) Each employment, consulting or severance contract or agreement with an employee, former employee, director or officer that is not terminable at will by the Company or a Subsidiary (other than any contract or agreement for the employment of any such employee, former employee, director or officer implied in Law) and that will require the payment of amounts by the Company or the Subsidiary after the Closing Date in excess of $50,000 annually;

               (ii) Each collective bargaining agreement with any labor union;

               (iii) Each contract, agreement or commitment for capital expenditures or for the acquisition or construction of fixed assets that requires aggregate future payments in excess of $100,000;

               (iv) Except for purchase orders entered into in the ordinary course of business, each contract or agreement granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right or Asset (or group of related Assets) used in the operation of the business of the Company or any Subsidiary having a book value in excess of $250,000;

               (v) Each indenture, mortgage, loan or credit agreement under which the Company or any Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of Indebtedness (including capital lease obligations) or guaranteed Indebtedness of others or the obligations or liabilities of any Person that involves more than $100,000 or is not reflected on the December 31, 1994 Balance Sheet;

               (vi)  Each contract or agreement with any
manufacturer's representative, distributor or other sales agent having a remaining term in excess of one year and that is not terminable by the Company or a Subsidiary without penalty or payment of compensation on 90 calendar days or less notice;

               (vii) Each contract or agreement under which the Company or any Subsidiary is (A) a lessee of any real property owned by a third party, (B) a lessor of any real property owned by the Company or any Subsidiary, (C) a lessee of any machinery, equipment, vehicle or other tangible personal property owned by a third party, or (D) a lessor of any tangible personal property owned by the Company or any Subsidiary, in any such case which requires aggregate annual payments either by or to the Company or a Subsidiary, as the case may be, in excess of $50,000;

               (viii) Each agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either requires for performance over a period of more than one year or requires aggregate future payments in excess of $250,000 and is not cancelable without penalty or payment of compensation;

               (ix) Each franchise agreement, partnership or joint venture agreement;

               (x) Each confidentiality agreement that has or could have a significant impact on the operations of the business of the Company and its Subsidiaries and each non-competition agreement (other than those benefitting the Company or a Subsidiary under which the Company or such Subsidiary has no current or future obligations);

               (xi) Each agreement between the Company or a Subsidiary and the Seller or M.A. Hanna or any of their Affiliates (other than agreements between the Company and any Subsidiary or among one or more Subsidiaries) other than those that are terminated or otherwise eliminated as of the Closing pursuant to this Agreement; or

               (xii) Each other contract, agreement or commitment that (A) involves future payments by or to the Company or any Subsidiary in excess of $250,000, and (B) is not a purchase or sales order or other contract entered into in the ordinary course of the business of the Company or any Subsidiary.

               (b) Except as set forth on Schedule 4.17, each contract listed or described thereon or on Schedule 4.14 or
Schedule 4.15 is a valid and binding obligation of the Company or a Subsidiary and is in full force and effect, and each of the Company and the Subsidiaries has performed all material obligations required to be performed by it through the date hereof under the contracts so listed or described and as of the date hereof is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Condition of the Company.

               4.18 Environmental Matters. Except as set forth on Schedule 4.18:

               (a) The Company possesses, is in compliance in all material respects with, and has complied in all material respects with, all material permits, licenses and government authorizations required for the conduct of its business under local, state, federal and foreign laws, regulations, Orders, and other requirements having the force and effect of Law relating to public or workplace health and safety or pollution and protection of the environment (including, without limitation, those relating to the discharge of materials into the environment) ("Environmental Laws"), and the Company is otherwise in compliance in all material respects with, and has otherwise complied in all material respects with, all applicable Environmental Laws.

               (b) The Company has not been notified that it is a party potentially liable or responsible for cleanup or other response costs or other Damages arising from the release or disposal of hazardous materials, substances or wastes under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or any other Environmental Laws or any common law relating to public or workplace health and safety or pollution or protection of the environment with respect to any on-site or off-site location.

               (c) Neither the Company nor any predecessor or Affiliate of the Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including, without limitation, any hazardous substance, or owned or operated any facility or property, so as to give rise to any material liabilities or any material remedial or corrective obligations of the Company (including, without limitation, liability for response costs, natural resource damages, personal injury, property damage or attorneys fees) pursuant to the CERCLA, any other Environmental Laws or any common law relating to public or workplace health and safety or pollution or protection of the environment.

               (d) The Company has not entered into or agreed to any consent decree or order, and it is not subject to any judgment, decree or judicial order relating to compliance with, or the cleanup of regulated substances under, any applicable
Environmental Laws or any common law relating to public or workplace health and safety or pollution or protection of the environment.

               4.19 Insurance. Schedule 4.19 sets forth a list of all insurance policies or similar arrangements currently maintained by or for the benefit of the Consolidated Entities (including policies providing property, casualty, liability and worker's compensation coverage and bond and surety arrangements) (the "Policies") and a general description of each such policy, including the name of the insurer, the name of the policyholder, and the name of each covered insured, the policy number and period of coverage, the scope of coverage (claims made, occurrence or otherwise) and the amount of coverage (including limits and deductibles). All of the Policies are in full force and effect.
Schedule 4.19 also describes any self-insurance or risk retention arrangements currently in effect for the Consolidated Entities.

               4.20 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.20, the Consolidated Entities have no liability or obligation (whether accrued, absolute, or contingent) except for (a) liabilities and obligations set forth on the December 31, 1994 Balance Sheet or on the Closing Date Balance Sheet (as finally determined pursuant to Section 2.3), (b) liabilities and obligations which were incurred in the ordinary course of business consistent with past practice (excluding liabilities or obligations from any breach of product warranty, tort or violation of Law or arising out of any Action) that either
(i) arose after the Balance Sheet Date or (ii) were in existence on the Balance Sheet Date but were not required by GAAP to be disclosed on the December 31, 1994 Balance Sheet, (c) liabilities and obligations arising under agreements listed on, and other matters described on, any Schedule to this Agreement, the Day U.K. Agreement or the Day Canada Agreement (but not for breaches of any such agreements), and (d) other liabilities or obligations which, in the aggregate, do not exceed $1,000,000.

               4.21 Affiliated Transactions. Except for those agreements or transactions listed on Schedule 4.21 or contemplated by this Agreement, the Day U.K. Agreement and the Day Canada Agreement, fees paid to directors and salaries paid to officers, or dividends or distributions paid to stockholders, none of the Consolidated Entities have, within the past three years (a) paid, loaned or advanced any amount to, (b) sold, transferred or leased any properties or assets to, or (c) entered into or continued any agreement, arrangement or understanding (written or otherwise) with, any of its officers, directors or stockholders or any "affiliate", or "associate" (as such terms are defined in the Securities Exchange Act of 1934) of any such Persons (other than the Consolidated Entities).

               4.22 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER AND M.A. HANNA AND EACH OF THE CONSOLIDATED ENTITIES DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

               4.23 Brokerage. Except for the compensation payable to Salomon Brothers Inc ("Salomon") in connection with the transactions contemplated by this Agreement, which shall be paid by Seller or M.A. Hanna, no broker, finder or similar agent has been employed by or on behalf of Seller, and no Person with which Seller, M.A. Hanna or the Company has had any dealings or communications of any kind other than Salomon is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and M.A. Hanna as follows on and (unless another time period is specified therein) as of the date of this Agreement and the Closing Date:

               5.1 Organization, Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to carry on its business as now being conducted. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

               5.2  Legal and Authorized Transactions.  The
execution and delivery by Buyer of this Agreement and the performance of its obligations under this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by Seller and M.A. Hanna, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject with respect to enforceability to the effect of bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and to the availability of equitable remedies.

               5.3 No Breach. Neither the execution and delivery of this Agreement by Buyer, nor the performance of its obligations under this Agreement, will (a) violate any provision of the Charter Documents of Buyer, (b) conflict with or result in a breach of, or the loss of a material benefit under, or otherwise give any other contracting party the right to terminate, cancel or accelerate, or constitute (with or without notice or lapse of time) a default under any material agreement to which Buyer is a party or by which Buyer or any of its properties or assets is bound or subject, (c) violate any Order against, or binding upon, Buyer or any of the properties or assets of Buyer, or (d) constitute a violation by Buyer of any applicable Law; except, as to clauses (b) through (d), where such violations, breaches, defaults, terminations or rights of termination are not, in the aggregate, reasonably likely to have a material adverse effect on the results of operations and financial condition of Buyer or impair the ability of Buyer to perform its obligations under this Agreement.

               5.4 Consents and Approvals. Except for compliance with the HSR Act, no third party consent or approval, or approval, authorization, license, permit or other action by, or filing with, any Governmental Body, is required with respect to the actions of Buyer in connection with the execution and delivery of this Agreement by Buyer or in order for Buyer to perform its obligation under this Agreement, or to otherwise consummate the transactions contemplated hereby.

               5.5 No Distribution. Buyer is acquiring the Shares for its own account and not with a view toward, or for sale in connection with, any distribution or public offering thereof, and Buyer will not sell or otherwise dispose of the Shares, except in compliance with the Securities Act of 1933 and the rules and regulations thereunder. Buyer further acknowledges that it is a sophisticated investor for purposes of the Securities Act of 1933 and an "accredited investor" for purposes of Rule 501(a) of Regulation D promulgated thereunder and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Shares. Buyer has been granted access, as requested, to all of the material books and records of the Company and the Subsidiaries and to the executive officers of the Company and the Subsidiaries. Buyer acknowledges that, in reliance upon the foregoing representation, the Shares being sold to Buyer hereunder have not been registered under the Securities Act of 1933 or the blue sky laws of any state nor will the Shares be sold to Buyer pursuant to an effective registration statement.

               5.6 Buyer's Financing. Buyer has received (a) the Bridge Commitment, (b) the NationsBank Commitment and (c) a commitment from AIP II for the investment of $50,000,000 to purchase equity interests in Buyer in the form attached as Annex D (the "Equity Commitment," and together with the Bridge Commitment and the NationsBank Commitment, the "Financing Commitments"), which financing in the aggregate would be sufficient to enable Buyer to consummate the transactions contemplated hereby.

               5.7  Orders and Actions.  There are no
(a) outstanding Orders against Buyer or (b) Actions pending or, to the knowledge of Buyer, threatened against Buyer, which, if adversely determined, are reasonably likely to have a material adverse effect on the results of operations and financial condition of Buyer or impair the ability of Buyer to perform its obligations under this Agreement.

               5.8 No Reliance. Buyer or its representatives have inspected and conducted such reasonable review and analysis (financial and otherwise) of each of the Consolidated Entities as desired by Buyer, and M.A. Hanna has caused itself, Seller, and each of the Consolidated Entities to cooperate with Buyer in the completion of Buyer's due diligence. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereunder and under the Day U.K. Agreement and the Day Canada Agreement by Buyer and its Affiliates are not done in reliance upon any warranty or representation by, or information from, M.A. Hanna, Seller, or the Consolidated Entities of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement, the Day U.K. Agreement and the Day Canada Agreement (including the Schedules hereto and thereto) and in any certificates required to be delivered to Buyer by Seller hereunder and to Buyer or its Affiliates thereunder. Such purchase and consummation are instead done entirely on the basis of Buyer's own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Consolidated Entities as well as those representations and warranties by Seller, M.A. Hanna and the Consolidated Entities specifically set forth in this Agreement, the Day U.K. Agreement and the Day Canada Agreement (including the Schedules hereto and thereto) and in any certificates required to be delivered to Buyer by Seller hereunder and to Buyer or its Affiliates thereunder.

               5.9 Bridge Commitment. The Bridge Commitment has been accepted by AIP.

               5.10 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Buyer or any Affiliate of Buyer, and no Person with which Buyer or any Affiliate of Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          6. Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions (any of which may be waived in whole or in part by Seller in writing):

               6.1  Representations and Warranties True and
Correct. All of the representations and warranties of Buyer contained in this Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct in all material respects on and (except for representations and warranties that expressly relate to a date earlier than the Closing Date) as of the Closing Date as if then made.

               6.2 Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

               6.3  No Actions.  No Action shall have been
instituted (and be pending) by any Governmental Body seeking to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby (including the transactions contemplated by the Day Canada Agreement and the Day U.K. Agreement, respectively). No Order preventing consummation of the sale of the Shares to Buyer or the consummation of the transactions contemplated by the Day Canada Agreement and the Day U.K. Agreement, respectively, shall be in effect.

               6.4 Consents. All material consents or approvals required for the consummation of the transactions contemplated by this Agreement (including the transactions contemplated by the Day Canada Agreement and the Day U.K. Agreement, respectively) shall have been delivered and given.

               6.5  HSR Act.  Buyer (or its ultimate parent
entity) shall have complied in all material respects with the requirements of the HSR Act, and the waiting period (including any extension thereof by reason of a request for additional information) relating to the notification and report forms under the HSR Act filed by Buyer (or its ultimate parent entity) and M.A. Hanna with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

               6.6 Officer's Certificate. Seller shall have been furnished with a certificate executed on behalf of Buyer by its President or Chief Financial Officer, dated the Closing Date, certifying that, to such officer's knowledge, except for those conditions waived by Seller in writing, the conditions set forth in this Section 6 have been fulfilled at or prior to the Closing Date.

               6.7 Payment of Consideration. Buyer shall have delivered to Seller the Purchase Price in accordance with the terms of this Agreement.

               6.8  Closing of the Day Canada and Day U.K.
Transactions. The Asset Purchase Agreement between Day Canada and Buyer, in substantially the form of Annex B (the "Day Canada Agreement"), and the Share Purchase Agreement between Buyer and Cadillac U.K., in substantially the form of Annex C (the "Day U.K. Agreement"), shall have been executed and the Closing (as defined in each such agreement) shall have occurred.

               6.9  Employment Agreements. Buyer shall have
executed and delivered to Seller an agreement pursuant to which Seller assigns, and Buyer expressly assumes, each of Seller's Tier I, Tier II and Tier III employment agreements, each of which is listed on Schedule 6.9 (the "Employment Agreements").

          7. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions (any of which may be waived in whole or in part by Buyer in writing):

               7.1  Representations and Warranties True and
Correct. All of the representations and warranties of Seller and M.A. Hanna contained in this Agreement or in any written certificate delivered pursuant to this Agreement shall be true and correct in all material respects on and (except for representations and warranties that expressly relate to a date earlier than the Closing Date) as of the Closing Date as if then made.

               7.2  Covenants and Agreements Performed.  Each of
Seller and M.A. Hanna shall have performed or complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller and M.A. Hanna prior to or on the Closing Date.

               7.3  No Actions.  No Action shall have been
instituted (and be pending) by any Governmental Body seeking to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby including the transactions contemplated by the Day Canada Agreement and the Day U.K. Agreement, respectively. No Order preventing consummation of the sale of the Shares to Buyer or the consummation of the transactions contemplated by the Day Canada Agreement and the Day U.K. Agreement, respectively, shall be in effect.

               7.4 Consents. All material consents or approvals required for the consummation of the transactions contemplated by this Agreement including the transactions contemplated by the Day Canada Agreement and the Day U.K. Agreement, respectively shall have been delivered or given.

               7.5 HSR Act. M.A. Hanna shall have complied in all material respects with the requirements of the HSR Act, and the waiting period (including any extension thereof by reason of a request for additional information) relating to the notification and report forms under the HSR Act filed by Buyer (or its ultimate parent entity) and M.A. Hanna with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

               7.6 Adverse Change. Between the Balance Sheet Date and the Closing Date, there shall have been no material adverse change in the business, assets, liabilities, results of operations or financial condition of the Consolidated Entities taken as a whole.

               7.7 Resignations. Each of the members of the Board of Directors of the Company shall have resigned prior to or on the Closing Date.

               7.8 Delivery of the Shares. Seller shall have delivered to Buyer a stock certificate representing the Shares, duly endorsed in blank or with a duly executed stock power attached.

               7.9 Officer's Certificate. Buyer shall have been furnished with a certificate executed by the President or Chief Financial Officer of Seller, dated the Closing Date, certifying that, to such officer's knowledge, except for those conditions waived by Buyer in writing, the conditions set forth in this
Section 7 have been fulfilled at the Closing Date.

               7.10  Closing of the Day Canada and Day U.K.
Transactions. The Day Canada Agreement and the Day U.K. Agreement shall have been executed and the Closing (as defined in each such agreement) shall have occurred.

               7.11 Financing. Buyer shall have obtained funding of the financing described in the Financing Commitments (other than Equity Commitment) or comparable financing as contemplated by
Section 8.19.

               7.12 Title Insurance and Survey. The Buyer and NationsBank (or a substitute lender) as lender shall have obtained
(a) insurance policies from a reputable title insurance company insuring the title of Buyer to (and the mortgage lien of NationsBank (or a substitute lender) to) the Owned Property showing title to be vested in the Company or its applicable subsidiary, subject only to Permitted Liens and (b) surveys of the Owned Property sufficient to eliminate the general survey exceptions to such title insurance and that do not evidence any Liens, encroachments or other defects or encumbrances, other than Permitted Liens. The insurance policies from such title insurance company shall be in such amounts and with such endorsements as Buyer and/or NationsBank (or a substitute lender) shall reasonably require to the extent available, including, without limitation, comprehensive endorsements, zoning endorsements and extended coverage, but specifically excluding non-imputation endorsements. Seller agrees to execute such documents (but specifically excluding any gap indemnities) required to cause such title insurance company to issue such policies.

               7.13 Audit of Company Financial Statements. The Audited Company Financial Statements, taken as a whole, shall not be materially and adversely different from the corresponding Company Financial Statements, taken as a whole, excluding differences relating to or resulting from the adjustments and matters described on Schedule 7.13.

               7.14  Indebtedness; Encumbrances.  As of the
Closing, (a) all outstanding Indebtedness shall be paid in full,
(b) any outstanding letters of credit issued by lenders who hold Indebtedness shall be terminated, and (c) the Company shall have obtained the release of all Liens on the capital stock of each of the Subsidiaries and on all Assets securing such Indebtedness and shall have cleared all public records of any such Liens. At the Closing, Seller shall provide or arrange to be provided to Buyer all releases and other documents in form and substance reasonably satisfactory to Buyer demonstrating the release (actual and of record) of such Liens.

               7.15 Loss. The Consolidated Entities shall not have incurred or suffered as to their properties and assets any physical loss, damage, or destruction (collectively, a "Loss"), other than as a result of normal wear and tear, in excess of (a) with respect to Losses which are not covered by insurance, $5,000,000 in the aggregate or (b) with respect to Losses which are covered by insurance, $10,000,000 in the aggregate. The dollar amounts set forth herein shall not, by way of implication, affect or otherwise limit Buyer's rights under Section 7.6 with respect to such Loss or otherwise.

          8.  Covenants and Agreements of the Parties.

               8.1 Closing Conditions. Seller shall use all reasonable efforts to cause the conditions to its and Buyer's obligation to consummate the transactions contemplated by this Agreement to be fulfilled and Buyer shall use all reasonable efforts to cause the conditions to its and Seller's obligation to consummate the transactions contemplated by this Agreement to be fulfilled.

               8.2  Reasonable Access; Confidentiality.

               (a) From the date hereof until the Closing, Seller shall cause the Company and the Subsidiaries to give Buyer and a reasonable number of its representatives reasonable access, during normal business hours and upon reasonable notice to Seller, to the assets, properties, books, records, agreements, employees and commitments of the Company and the Subsidiaries and shall cause the Company and the Subsidiaries to permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Company and the Subsidiaries as Buyer may from time to time reasonably request.

               (b) All such information reviewed or obtained by Buyer and its representatives (and their access thereto) in connection with this Agreement, the Day U.K. Agreement and the Day Canada Agreement shall be subject to the terms and conditions of the Confidentiality Agreement.

               (c) After the Closing, Seller and M.A. Hanna will hold, and will cause their respective Affiliates and their respective officers, directors, employees, accountants, representatives, agents, consultants and advisors to hold, in the same confidence afforded their own information, unless compelled to disclose by judicial or administrative process or, in the opinion of their respective counsel, by other requirements of Law, all documents and information concerning the Company and the Subsidiaries (except to the extent that such information can be shown to have been in the public domain through no fault of the Seller and M.A. Hanna), and will not, without the prior written consent of the Buyer, release or disclose such information to any other Person; provided, however, that nothing contained herein shall limit or restrict the ability of M.A. Hanna and its Affiliates from using any information relating to the business of the Company and its Subsidiaries, which is also used in the business of Seller and its Affiliates (other than the Consolidated Entities) as currently conducted, in a manner consistent with past practices.

               8.3 Conduct of Business. Between the date hereof and the Closing Date, M.A. Hanna and Seller shall cause the Company and the Subsidiaries to conduct their business only in the ordinary course consistent with past practice, except in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, except as otherwise expressly permitted by this Agreement or as set forth on Schedule 8.3, between the date hereof and the Closing Date, M.A. Hanna and Seller shall cause the Company and its Subsidiaries to use reasonable efforts to preserve its existing business relationships and affiliations intact and keep available the services of its present employees and shall not permit the Company or the Subsidiaries to:
                    8.3.1  issue, sell, pledge or dispose of, or
     agree to issue, sell, pledge or dispose of, any shares of its capital stock, or grant or issue, or agree to grant or issue, any Options relating to the issuance thereof;

                    8.3.2 acquire any shares of its capital stock or declare any dividends with respect to its shares of capital stock in securities or other property or make any other non-cash distribution with respect to its capital stock;
                    8.3.3  except in the ordinary course of

     business consistent with past practice, sell, pledge, dispose of or encumber any of the Assets;

                    8.3.4  except in the ordinary course of
     business consistent with past practice, or as necessary or advisable under applicable Law, make or permit to be made any material amendment or termination of any contract listed on
     Schedule 4.17 or of any Employee Plan;

                    8.3.5 amend or authorize any amendment of its Charter Documents;

                    8.3.6 merge with or into, consolidate with or acquire all or substantially all of the stock or assets of any other Person;

                    8.3.7  enter into any commitment, contract,
     lease, sublease, license or sublicense (or series of related commitments, contracts, leases, subleases, licenses or sublicenses) either involving more than $500,000 or outside the ordinary course of business consistent with past practice;

                    8.3.8  commit to the acquisition or
     construction of any property, plant or equipment in excess of $200,000 individually or $1,000,000 in the aggregate;

                    8.3.9 create, incur, assume, or guarantee any indebtedness (including capital lease obligations) involving
     $100,000 individually or $250,000 in the aggregate or outside the ordinary course of business consistent with past practice;

                    8.3.10 discharge or cancel any material claim or right with respect to any Intellectual Property Rights;

                    8.3.11  (a) other than pursuant to existing
     employment agreements, make or grant any increases in the compensation or benefits payable or to become payable to (i) any of its officers or directors or (ii) other employees whose current salary exceeds $50,000 per year, (b) adopt, amend, modify, or terminate any Employee Plan or any retirement, deferred compensation, bonus, insurance, pension or material fringe benefit plan, program or arrangement (or make any loan or other credit accommodation) to or for any officer, employee or director, or (c) other than in the ordinary course of business consistent with past practices, make any contribution to any Employee Plan or any retirement, deferred compensation or bonus program, plan or arrangement for the benefit of any employee, officer or director; or

                    8.3.12  make or enter into any agreement or
     understanding to do any of the foregoing.

               8.4 Litigation. Until the Closing, each of M.A. Hanna and Seller shall promptly notify Buyer of any Actions that, to the knowledge of M.A. Hanna and Seller, are commenced, made or threatened against M.A. Hanna or Seller or the Consolidated Entities that are reasonably likely to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Consolidated Entities taken as a whole or impair the ability of Seller or M.A. Hanna to perform its obligations under this Agreement and Buyer shall promptly notify each of M.A. Hanna and Seller of any Actions that, to the knowledge of M.A. Hanna or Seller, are commenced, made or threatened against Buyer that are reasonably likely to impair the ability of Buyer to perform its obligations under this Agreement.

               8.5 Publicity. M.A. Hanna and Buyer shall make a joint press release announcing the execution of this Agreement and the transactions contemplated hereby and by the Day U.K. Agreement and the Day Canada Agreement that shall be mutually acceptable to M.A. Hanna and Buyer. No other publicity release or announcement concerning the transactions contemplated hereby and by the Day U.K. Agreement and the Day Canada Agreement shall be issued by either party or any party to the Day U.K. Agreement or Day Canada Agreement without the advance consent of such other party, except any such release or announcement as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party making the release or announcement shall provide a copy of such release or announcement in advance to the other party; provided, however, that the foregoing shall not apply to any announcements or materials distributed by Seller to the employees of Seller or its Affiliates (including the Company and the Subsidiaries) with respect to which Seller or M.A. Hanna has consulted with Buyer in advance.

               8.6  Regulatory Filings.  (a) As promptly as
practicable after the date hereof, Buyer and Seller shall make, or shall cause to be made, such filings as may be required pursuant to the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Buyer and Seller will file or cause to be filed as promptly as practicable with the United States Federal Trade Commission and the United States Department of Justice any supplemental information that may be requested pursuant to the HSR Act. All filings referred to in this Section 8.6 will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

               (b)  Without limiting the generality or effect of
Section 8.6(a), each party to this Agreement will (i) use reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Bodies for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, and (iii) cooperate with the other party and use reasonable best efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order that may be entered into in connection with the transactions contemplated by this Agreement.

               (c) As promptly as practicable, Buyer and Seller will make, or cause to be made, all filings with courts or other Governmental Bodies and apply in writing for all other material governmental or third party approvals and consents in form reasonably satisfactory to Buyer and Seller in their judgment reasonably exercised, required to be taken, made or obtained by them in order to effectuate the transactions contemplated hereby, will co-operate with the other in effecting the foregoing, and will deliver to the other copies of such filings, approvals and consents.

               8.7 Post-Closing Access; Closing Books. (a) Buyer, on the one hand, and Seller, M.A. Hanna, Cadillac U.K. and Day Canada, on the other hand, agree to retain for a period of six years after the Closing Date any and all books and records relating to the Assets, liabilities and business of the Consolidated Entities that exist on, or existed prior to, the Closing Date and that are related to the transactions contemplated hereby and by the Day U.K. Agreement and the Day Canada Agreement. In the event any of such parties needs access to such books and records for the purposes of (i) responding to any inquiries of any Governmental Body, (ii) preparing tax returns and financial statements, or (iii) any other similar business purpose (including, without limitation, effecting a registration of any securities of the Company or any Subsidiary under the Securities Act of 1933), each of the parties will allow authorized representatives of the other parties access to such books and records upon reasonable notice during normal business hours for the sole purpose of obtaining information for use as aforesaid and will permit the other parties to make such extracts and copies thereof as may be necessary and, if required for such purpose, to have access to and possession of original documents. Upon request, each of the parties shall provide the authorized representatives of the other parties with reasonable assistance and guidance in connection with the retrieval, organization and review of such records. Each of the parties shall maintain such records during such six-year period in the format (electronic or otherwise) in which such records are currently maintained. After expiration of such six-year period, each of the parties shall have the right to cause the disposition of any such books and records in its possession, but shall do so only upon providing the other parties with 30 days advance written notice. Each of the parties shall have the right, at its own expense within 30 days after its receipt of such notice, to make copies or extracts of such books and records, or to obtain the originals thereof for its own use.

               (b)  Buyer shall close the books of the
Consolidated Entities as of the Closing Date no later than five
Business Days after the Closing Date.

               8.8 Expenses of Sale. (a) Buyer shall pay all fees and expenses associated with obtaining the title insurance policies and surveys contemplated by Section 7.12. Buyer shall be responsible for the cost of obtaining the endorsements to such title insurance policies as required by Section 7.12.

               (b) Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and brokers' and finders' fees.

               8.9  Tax Matters.

               (a) Tax Liability of M.A. Hanna. M.A. Hanna shall be responsible for all federal income taxes, including, without limitation, any federal income taxes resulting from the sale of the Shares, imposed on M.A. Hanna and its "affiliated group," as such term is defined in Section 1504(a) of the Code, for all taxable years or periods, whether ending before or after the Closing Date.

               (b) Tax Liability of Seller. Except as otherwise provided in this Agreement, Seller shall be responsible for (i) all Taxes imposed on members of Seller's Tax Group (other than the Company, the Subsidiaries and Day U.K.) for any taxable year or period, (ii) all Taxes imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may otherwise be responsible, for any taxable year or period of the Company or any such Subsidiary that ends on or before the Closing Date, and (iii) with respect to any taxable year of the Company or any Subsidiary that begins before the Closing Date and ends after the Closing Date, a portion of the income taxes, other than federal income tax (which shall be an amount equal to the product of the taxable income, as determined under the laws of each relevant jurisdiction, of each of the Company and each Subsidiary from the beginning of such taxable year through the Closing Date, determined on the basis of a closing of the books of the Company and each Subsidiary as of the Closing Date, times the statutory tax rate applicable in the relevant jurisdiction) imposed on the Company or such Subsidiary, or for which the Company or such Subsidiary may otherwise be responsible, for such taxable year that begins before the Closing Date and ends after the Closing Date, but only to the extent that (in the case of clause (ii) and clause (iii) of this sentence) any such Taxes or income taxes imposed on the Company or any Subsidiary, or for which the Company or any Subsidiary may be responsible, exceed the reserve for such Taxes shown on the Closing Date Balance Sheet. In no event shall Seller or M.A. Hanna be responsible for any Taxes (other than federal income tax) for any taxable year of the Company or any Subsidiary that begins before the Closing Date and ends after the Closing Date which exceed the amount determined in accordance with
Section 8.9(b)(iii) above and, once such amount is paid by Seller to Buyer, Seller and M.A. Hanna shall have no further responsibility or liability to Buyer hereunder or otherwise for any Taxes (other than federal income tax) relating to such period.

               (c)  Tax Liability of Buyer.  Buyer shall be
responsible for (i) all Taxes imposed on the Company, any Subsidiary or their respective successors for any taxable year of the Company, any Subsidiary or any such successor that begins after the Closing Date, (ii) with respect to any taxable year of the Company or any Subsidiary that begins before the Closing Date and ends after the Closing Date, a portion of the income taxes, other than federal income tax (which amount shall be an amount equal to the difference between the actual income tax liability of the Company and the Subsidiaries for such taxable year and the amount of such tax liability that Seller is responsible for pursuant to Section 8.9(b)(iii)), imposed on the Company or such Subsidiary, or for which the Company or such Subsidiary may otherwise be responsible, for such taxable year that begins before the Closing Date and ends after the Closing Date, and (iii) with respect to any taxable year of the Company or any Subsidiary that begins before the Closing Date and ends after the Closing Date, for all Taxes (other than income taxes) imposed on the Company or such Subsidiary, or for which the Company or such Subsidiary may otherwise be responsible, for such taxable year. For purposes of the preceding sentence, the date on which any Tax becomes a Lien on the Company, any Subsidiary or their respective successors or on any property owned by any such entity is not to be taken into consideration.

               (d) Tax Returns. (i) All Tax Returns required to be filed on or before the Closing Date with respect to the Company, the Subsidiaries or any of their respective income, properties or operations, which as of the date hereof have not been filed, will be timely filed on or before the Closing Date or a filing extension from the appropriate Governmental Body with respect thereto will be obtained on or before the Closing Date. All Taxes shown to be due on any such Tax Returns that are filed on or before the Closing Date or on any written assessments relating thereto received by Seller, M.A. Hanna, the Company or any Subsidiary on or before the Closing Date will either be timely paid by the Company or such Subsidiary or the Company or such Subsidiary will initiate appropriate proceedings to contest such Taxes. In the event any such Taxes are being contested as of the Closing Date, an adequate provision in accordance with United States or applicable foreign GAAP for the amount of such contested Taxes will be made on the books and records of the Company or such Subsidiary, as the case may be, as of the Closing Date. Notwithstanding anything in this Agreement to the contrary, if the amount ultimately determined to be due for the contested Taxes referred to in the preceding sentence exceeds the reserves for such Taxes reflected on the books and records of the Company and the Subsidiaries as of the Closing Date, then Seller shall be liable for the amount of such excess Taxes, which liability shall not be subject to the limitations on indemnification provided in
Section 9.4.1, and promptly upon demand Seller shall pay such excess Taxes to the appropriate Governmental Body or to Buyer.

                    (ii) M.A. Hanna shall include the Company in the consolidated U.S. federal income tax return that M.A. Hanna will file for its taxable year that includes the Closing Date. Seller shall likewise (A) file and include the Company and the Subsidiaries for such taxable year in each combined, consolidated or unitary state or local income and franchise tax return encompassing such period in which such inclusion is required by applicable Law, and (B) prepare and cause the Company and each of the Subsidiaries to file any separate state, local or foreign income and franchise tax returns of the Company and the Subsidiaries that are required to be filed with respect to the short taxable year of the Company and any Subsidiary that ends on the Closing Date. At the Closing, Buyer shall cause the Company and each of the Subsidiaries to provide Seller and M.A. Hanna with an irrevocable power of attorney to sign and file tax returns that Seller or M.A. Hanna is required to prepare and file pursuant to this Section 8.9(d)(ii). Buyer shall cause the Company to cooperate with Seller and M.A. Hanna in the preparation of such returns and to furnish Seller and M.A. Hanna with all required information as soon as possible after requested by Seller and M.A. Hanna. M.A. Hanna shall pay all U.S. federal, state, local and foreign Taxes due in respect of the tax returns that M.A. Hanna or Seller is required to file or cause to be filed pursuant to this
Section 8.9(d)(ii). Buyer shall file or cause to be filed when due all other Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company or any Subsidiary and shall pay any Taxes due in respect of such Tax Returns without prejudice to (x) Buyer's right to be reimbursed for the amount of such Taxes that Seller is obligated to pay pursuant to Section 8.9(b)(iii), or (y) if Seller shall fail to pay such Taxes directly or reimburse Buyer for its payment of such Taxes, Buyer's right to claim indemnity with respect to such amounts pursuant to
Section 9.1, which liability of Seller to Buyer shall not be subject to the limitations on indemnification provided in Section 9.4.1.

               (e) Contest Provisions. Buyer shall promptly notify Seller and M.A. Hanna in writing upon receipt by Buyer, any of its Affiliates, the Company or any Subsidiary or their respective successors, of notice of any pending or threatened audit or assessment of the Company or any Subsidiary with respect to Taxes for any taxable year or period for which Seller is responsible pursuant to Section 8.9(b)(ii) or Section 8.9(d)(i). Seller and M.A. Hanna shall have the sole right to represent the Company's or any Subsidiary's interest in any such tax audit or administrative or court proceeding relating to any taxable year or period ending on or before the Closing Date (provided, however, that such right shall be conditioned upon receipt by Buyer of written acknowledgement of Seller and/or M.A. Hanna that Seller and/or M.A. Hanna are solely responsible for payment of any Taxes, including interest and penalties, determined to be owing in such proceeding), and to employ counsel of its choice at its expense, and Buyer shall cause the Company, any Subsidiary or their respective successors to promptly execute and deliver valid and effective powers of attorney that will authorize Seller, M.A. Hanna or their respective designee to represent the Company's or any such Subsidiary's interest in any such audit or proceeding.

               (f)  Transfer Taxes.  All stamp, transfer,
documentary, registration and other such taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement and the transactions contemplated hereby (other than those imposed on or measured by the income or net worth of M.A. Hanna, Seller or Sellers under the Day U.K. Agreement or the Day Canada Agreement) (collectively, the "Transfer Taxes") shall be timely paid by Buyer to the appropriate Governmental Body or to Seller if such Transfer Taxes are imposed on Seller (in which event such payment shall be made to Seller no later than three days prior to the date such Transfer Taxes are due), and Buyer shall, at its own expense, procure any required stock transfer stamps. In addition and except for tax returns relating to Transfer Taxes that are required by law to be filed by Seller (which returns shall be timely filed by Seller), Buyer shall timely file all tax returns and other necessary documentation relating to any Transfer Tax.

               (g) Tax Refunds. With respect to state, local and foreign taxes only, Seller shall be entitled to any refund of Taxes claimed by the Company or any Subsidiary that relate to any taxable year or period (or partial period) of the Company or such Subsidiary which ends on or before the Closing Date, and Buyer shall be entitled to all other refunds of state, local or foreign taxes received or recoverable by, or otherwise relating to, the Company and its Subsidiaries. Should Buyer, the Company or any Subsidiary after Closing receive any credit for Taxes paid or payable by the Company or any such Subsidiary with respect to any taxable year or period (or partial period) of the Company or such Subsidiary which ends on or before the Closing Date, Buyer thereafter shall promptly pay Seller an amount equal to the amount of any such credit. M.A. Hanna shall be entitled to receive and retain any refund or credit of federal income taxes resulting from its inclusion of the Company in any consolidated U.S. corporation income tax return that M.A. Hanna files or has filed for any taxable year.

               (h) Tax-Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company or any Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company or any such Subsidiary shall not be bound thereby or have any liability thereunder.

               8.10  Tax Elections.

               (a) Section 338(h)(10) Election. Buyer, on the one hand, and Seller and M.A. Hanna, on the other hand, shall join with each other in making the election provided by Section 338(h)(10) of the Code in accordance with Treasury Regulation
Section 1.338(h)(10)-1 with respect to the acquisition by Buyer of the Shares (the "338(h)(10) Election"), and, if permissible, similar elections under any applicable state or local income tax laws. The 338(h)(10) Election shall be made on Form 8023-A. Such Form 8023-A shall be prepared by Seller and delivered by Seller to Buyer as promptly as practicable, but no later than one hundred and eighty days after the Closing Date. A copy of the final version of such Form 8023-A, after having been endorsed by Buyer, shall be provided to Seller by Buyer at least 30 days prior to the date on which M.A. Hanna files its consolidated U.S. corporation income tax return for its taxable year that includes the Closing Date. Seller shall file the Form 8023-A with the Internal Revenue Service's Service Center in Cincinnati, Ohio, and M.A. Hanna shall attach a copy of such form to the U.S. consolidated corporation income tax return that it will file for its taxable year that includes the Closing Date. Buyer shall attach a copy of the Form 8023-A to the Company's U.S. corporation income tax return that it will file for the Company's taxable year that begins on the day following the Closing Date. Seller shall be responsible for any Taxes which are triggered by the 338(h)(10) Election provided for in this Agreement.

               (b) Section 338(g) Elections. Buyer shall make the election provided by Section 338(g) of the Code in accordance with Treasury Regulation Section 1.338-1(d) with respect to each Subsidiary and Day U.K. (the "338(g) Election") and, if permissible, similar elections under any applicable state or local income tax laws with respect to such entities. The 338(g) Election shall be made on Form 8023-A, which form shall be prepared by Buyer. A copy of the final version of such Form 8023-A shall be provided to Seller by Buyer at least 30 days prior to the date on which M.A. Hanna files its consolidated U.S. corporation income tax return for its taxable year that includes the Closing Date. M.A. Hanna shall attach a copy of the Form 8023-A to the consolidated U.S. corporation income tax return that it will file for its taxable year that includes the Closing Date. Buyer shall attach a copy of the Form 8023-A to the U.S. corporation income tax return that Buyer will file for its taxable year that includes the Closing Date. Buyer shall also file the Form 8023-A with the Office of Assistant Commissioner (International) of the Internal Revenue Service or the appropriate Internal Revenue Service Center, as required.

               8.11 Tax Allocation. As soon as practicable, but in any event prior to the Closing, Seller and Buyer shall negotiate in good faith the allocation, in accordance with the rules prescribed in Treasury Regulation Section 1.338(b)-2, of the modified aggregate deemed sales price (adjusted by the portion of the Adjustment Amount allocated to the Purchase Price) at which the Company will be deemed, as a result of the Section 338(h)(10) Election referred to in Section 8.10(a) hereof, to have sold on the Closing Date all of its assets, among the assets that the Company owns on the Closing Date. Each of Buyer and Seller shall (and Buyer shall cause the Company after the Closing to) adhere to, and to be bound by, such allocation for U.S. federal income tax purposes and, to the extent such Section 338(h)(10) Election is recognized by any state or locality for state or local income tax purposes, for all such state or local income tax purposes.

               8.12 Employee Benefits. (a) Effective as of the Closing, (i) contributions to the Polymer Group Retirement Savings Plan (the "Seller 401(k) Plan") maintained on behalf of employees of the Company (collectively, the "Employees") will cease, (ii) the Company (and such of the Subsidiaries as are participating employers under the Seller 401(k) Plan) shall withdraw as participating employers under the Seller 401(k) Plan, and (iii) Buyer shall establish for Employees covered by the Seller 401(k) Plan a tax-qualified retirement plan (the "Buyer 401(k) Plan") which will provide such Employees continuing accruals of retirement benefits comparable to the benefits provided to such Employees under the Seller 401(k) Plan as of the date hereof.

               (b) As soon as practicable after the Closing, Seller or M.A. Hanna shall cause the assets of the Seller 401(k) Plan attributable to the account of each Employee, or the beneficiaries or alternate payees of each Employee, to be transferred by the trustee of the Seller 401(k) Plan to the Buyer 401(k) Plan. To the extent permitted under the Seller 401(k) Plan and the Buyer 401(k) Plan, such assets shall be transferred in the form of cash, M.A. Hanna securities, loans to participants, and such other property as is agreed to by Buyer; provided, however, that in the event that Buyer shall cause the Buyer 401(k) Plan to liquidate M.A. Hanna securities transferred to the Buyer 401(k) Plan in connection with the transfer of assets contemplated by this Section 8.12, Buyer shall provide reasonable notice to M.A. Hanna prior to any such liquidation. Such liquidation shall occur over a period of not less than twelve months, and shall be effected in a manner designed to be reasonably likely not to disrupt the market for M.A. Hanna securities. The transfer of funds and other property shall in no event be made sooner than 30 days after the filing with the Internal Revenue Service of Forms 5310 for the Seller 401(k) Plan or the Buyer 401(k) Plan, if necessary. Buyer and Seller shall provide each other with such information as is in their possession and necessary for the other party to complete its Form 5310, if necessary. Seller shall cause appropriate amendments to be made to the Seller 401(k) Plan and Buyer shall cause appropriate provisions to be included in the Buyer 401(k) Plan to carry out the provisions of this Section. Buyer's and Seller's obligations to effectuate the asset transfer described in this Section shall be conditioned on each receiving evidence reasonably satisfactory to it that such transfer will not adversely affect the qualified status of its 401(k) Plan under
Section 401(a) or 401(k) of the Code. Seller shall provide Buyer with such information regarding the Seller 401(k) Plan as Buyer shall reasonably request. Buyer shall provide Seller with such information regarding the Buyer 401(k) Plan as Seller shall reasonably request.

               (c) From and after the Closing Date, Buyer shall cause the Company and the Subsidiaries to continue for persons formerly employed by the Company, or any Subsidiary or their predecessors (collectively, "Former Employees"), the Employee Plans, or to adopt other such plans, programs, policies, arrangements or agreements that will provide such Former Employees with benefits that are in the aggregate comparable to the benefits provided to such Former Employees under the Employee Plans on the date hereof, and shall cause the Company to continue such Employee Plans for at least two years following the Closing Date. Notwithstanding the foregoing, effective as of the Closing Date, Seller shall assume and be responsible for any and all liability of the Company for benefits for Former Employees whose last employment with the Company or any of its predecessors was at the Waynesville, Indiana plant. From and after the Closing Date, Buyer shall cause the Company and the Subsidiaries to continue for Employees the Employee Plans, or to adopt other such plans, programs, policies, arrangements or agreements that will provide such Employees with benefits that are in the aggregate comparable to the benefits provided to such Employees under the Employee Plans on the date hereof, and shall cause the Company to continue such Employee Plans in effect for at least two years following the Closing Date. Seller and M.A. Hanna will not be liable for any liability or obligation that may arise from employment with or termination by Buyer, the Company or any Subsidiary or from the amendment or termination by Buyer, the Company or any Subsidiary of any employee benefit plan providing benefits to Employees or Former Employees.

               (d) Seller and M.A. Hanna shall be responsible for any liability (including all costs and expenses) which Buyer or the Company incurs because the IRS Form 5500s identified on
Schedule 8.12 were due but had not been filed prior to the Closing Date. Seller and M.A. Hanna shall have the right, in their sole discretion, to determine when and if to make any such filings.

               8.13 WARN Act. Buyer shall be responsible for any and all Damages that may arise under or in connection with the Workers' Assistance and Retraining Notification Act of 1989, as amended, and all rules and regulations promulgated thereunder (the "WARN Act"), relating to the transactions contemplated by this Agreement, including all Damages imposed or incurred as a result of any failure to give the requisite WARN notice or from Buyer's implementing a "mass layoff" or "plant closing" (as defined by the WARN Act) on or after the Closing Date.

               8.14 Environmental Matters. (a) Subject to the terms and limits set forth on Schedule 4.18, Seller shall (i) retain all of its and the Company's ongoing obligations with respect to the matters set forth on Schedule 4.18 (collectively, the "Known Environmental Matters") and (ii) assume and be responsible for (A) any and all Damages (which shall include, for purposes of this Section 8.14, all investigatory, corrective or remedial obligations and all claims by third parties for personal injury, property damage, natural resource damage or other Damages) which may arise with respect to the Known Environmental Matters, and (B) any and all Damages arising from the offsite treatment, storage or disposal of wastes generated at the Company's facilities prior to the Closing Date with respect to which the Company or Buyer receives any notice of liability or potential responsibility within 18 months after the Closing Date ("Post-Closing Offsite Matters"); provided, however, that Seller shall not retain and shall not assume or be responsible for any such obligation or Damage described in clauses (i) or (ii) of this sentence to the extent arising from wastes or other contaminants generated at the Company's facilities after the Closing Date.

               (b)  After the Closing Date, Buyer will not
perform, or allow to be performed, any sampling of soil, surface water or groundwater on the Owned Property unless: (i) Buyer provides Seller with written notice that it proposes to perform, or allow to be performed, such sampling because it believes the sampling is Sampling Prudent for Good Environmental Management, and Seller does not object in writing to such sampling within ten days of Seller's receipt of the written notice; (ii) such sampling is necessary because of an imminent danger to human health or the environment; (iii) such sampling is ordered by a Governmental Body; or (iv) such sampling is required by any applicable Environmental Laws; provided, however, that Buyer shall provide Seller with written notice, as soon as reasonably possible, of the sampling described in clauses (ii), (iii) or (iv). If Buyer and Seller disagree concerning whether the sampling described in clause (i) is Sampling Prudent for Good Environmental Management, the disagreement shall be resolved according to the procedures set forth in Section 9.6(b)(ii)(D). If Buyer performs, or allows to be performed, sampling of soil, surface water or groundwater on the Owned Property that (A) was not necessary because of an imminent danger to human health or the environment, (B) has not been ordered by a Governmental Body, (C) was not required by any applicable Environmental Laws or (D) was not agreed to by Buyer and Seller or determined according to the procedures set forth in
Section 9.6(b)(ii)(D) to be Sampling Prudent for Good Environmental Management, then Seller shall have no obligation under this Section 8.14 or Section 9 to defend, indemnify or hold Buyer harmless in connection with any Loss to the extent it arises from such sampling.

               8.15  Covenant Not to Compete.

               (a) During the Non-competition Term, M.A. Hanna covenants that it shall not, and shall not permit any of its Affiliates to, either individually or as a partner, joint venturer, agent, consultant or shareholder of another Person, or otherwise, directly or indirectly, (i) participate in, engage in, or have a financial or management interest in any business operation of any enterprise if such business operation engages in the business of designing, manufacturing or marketing (A) printing blankets or (B) engineered rubber or plastic parts for textile mill machinery (for purposes of this Section 8.15, the "Business") anywhere in the world (the "Non-competition Area"), (ii) solicit any other Person to engage in the Business in the Non-competition Area, or (iii) assist any other Person to engage in the Business in the Non-competition Area (such activities described in clauses
(i), (ii) and (iii) shall hereinafter collectively be referred to as "Engaging in Competition"); provided, however, that the direct or indirect ownership by either of Seller or M.A. Hanna of an interest constituting no more than five percent in the aggregate of the outstanding voting capital stock in a corporation whose shares are traded on a recognized stock exchange or in an over-the-counter market shall not, of itself, constitute Engaging in Competition and the development, compounding or marketing of rubber or thermoplastic compounds shall not constitute Engaging in Competition.

               (b)  M.A. Hanna covenants, during the Non-
competition Term, that it will not, and will not permit any of its Affiliates to, solicit any individual who is as of the date hereof, or was during the 12 months prior to the date hereof, an employee of any of the Consolidated Entities to leave the employ of any of the Consolidated Entities or Buyer or refuse the employ of Buyer.

               (c) From and after the Closing Date, M.A. Hanna covenants that it will not, and it will not permit any of its Affiliates to, take any action that is designed to be materially detrimental to the goodwill of the Consolidated Entities or Buyer, except as compelled by judicial or administrative process.

               (d)  "Non-competition Term" means a period
beginning on the Closing Date and continuing through and including the day before the fifth anniversary of the Closing Date. If either Seller or M.A. Hanna is not in compliance with this Section
8.15 during any calendar month within the Non-competition Term, then Buyer shall be entitled, among other remedies, to compliance by Seller and M.A. Hanna with the terms of this Section 8.15 for an additional number of days that equals the number of days during which such noncompliance occurred. The term "Non-competition Term" shall also include this additional period.

               (e) Each of Seller and M.A. Hanna hereby agrees that all restrictions in this Section 8.15, including, without limitation, those relating to duration and the restricted territory, are necessary and fundamental to the protection of the Business of Buyer, and are reasonable and valid, and all defenses to the strict enforcement thereof by Buyer are hereby waived by Seller and M.A. Hanna.

               (f) Notwithstanding the foregoing, if after the Closing Date, M.A. Hanna or Seller acquires any company or business which derives 20% or less of the total income of such company or business from activities which would conflict with any obligations set forth above, M.A. Hanna and Seller shall be deemed not to have breached their obligations in this Section 8.15, so long as such activities are terminated, by sale of the conflicting business or otherwise, not later than two years after such acquisition; provided, however, that in no event shall the acquisition by M.A. Hanna or Seller of any company or business that derives annual revenues of less than $10,000,000 from activities that conflict with any obligations set forth above be deemed to be a breach of any of their respective obligations in this Section 8.15.

               8.16 Notice of Developments. Between the date hereof and the Closing Date, Seller and M.A. Hanna shall give prompt written notice to Buyer of any material development affecting the Condition of the Company of which it has knowledge. Each party to this Agreement will give prompt written notice to the others of (a) any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement and (b) any inaccuracy of or material omission from any representation or warranty, or any material breach of any covenant or other agreement contained in this Agreement of which such party has knowledge.

               8.17 Exclusivity. Neither Seller or M.A. Hanna will, or will cause or permit any of their respective officers, directors, agents or Affiliates to, (a) enter into any written or oral agreement or understanding with any Person (other than Buyer or any Affiliate of Buyer) regarding a sale of any of the Consolidated Entities or any substantial part of their stock, assets or business, or a merger, consolidation, or recapitalization involving any of the Consolidated Entities ("Another Transaction"), (b) enter into or continue any negotiations or discussions with any Person (other than Buyer or any Affiliate of Buyer) regarding the possibility of Another Transaction; or (c) provide any non-public financial or other confidential or proprietary information regarding any of the Consolidated Entities (including this Agreement or any financial information, projections, or proposals regarding any of the Consolidated Entities' businesses) to any Person (other than to Buyer or any Affiliate of Buyer, its financing sources and their respective representatives) whom Seller or M.A. Hanna knows, or has reason to believe, would have any interest in acquiring the capital stock, assets or business of any of the Consolidated Entities, or would disclose such information to any such Person.

               8.18 Audit. Seller shall cause its accountants to conduct an audit of the Company Financial Statements, and Seller shall use its reasonable efforts to cause such audit to be completed prior to May 1, 1995. Seller shall provide Buyer and its accountants with access to Seller's accountants work papers not later than seven days subsequent to delivery of Audited Company Financial Statements. Seller shall be responsible for the cost of conducting the audit.

               8.19 Obtaining of Financing. (a) Buyer shall take all commercially reasonable actions necessary to (i) maintain the Equity Commitment and satisfy any conditions to the obtaining of the funds contemplated by the Equity Commitment, (ii) maintain the NationsBank Commitment and satisfy any conditions to the obtaining of the funds contemplated by the NationsBank Commitment,
(iii) maintain the Bridge Commitment and satisfy any conditions to obtaining the financing described in the Bridge Commitment, and
(iv) obtain subordinated debt financing in an aggregate principal amount of $100,000,000 through a public or private offering of subordinated notes of Buyer (the "Subordinated Debt Financing"). At the Closing, Buyer will accept the funding of any financing available under (i) NationsBank Commitment, (ii) the Equity Commitment, and (iii) the Bridge Commitment or the Subordinated Debt Financing. In the event that the financing under the NationsBank Commitment is not obtained by Buyer, Buyer shall use all commercially reasonable efforts to obtain and shall accept other debt financing in amounts and on terms no less favorable to Buyer than the terms set forth in the NationsBank Commitment.

               (b) In the event the Subordinated Debt Financing or any of the financing under the Bridge Commitment is not obtained by Buyer, Buyer shall use all commercially reasonable efforts to obtain from another investment bank, bank or institutional investor and accept other debt financing in amounts and on terms no less favorable to Buyer than the terms set forth in the Bridge Commitment; provided, however, that nothing in this Agreement shall require (i) Buyer to obtain equity financing in an amount greater than $50,000,000 in the aggregate or (ii) Buyer or its Affiliates to issue equity securities in connection with such other financing unless Buyer borrows funds under a bridge financing arrangement obtained to replace the Bridge Commitment and then only to the extent Buyer would have been required to issue securities pursuant to the Bridge Commitment.

               (c)  In the event the condition set forth in
Section 7.11 has not been satisfied on or prior to the Second Trigger Date, M.A. Hanna shall have the right, in its sole discretion, at any time and from time to time, to cause Buyer to accept, and, if so requested, Buyer shall accept at the Closing, all financing available pursuant to the Bridge Commitment (the "Bridge Power"); provided, however, that M.A. Hanna shall not be entitled to exercise the Bridge Power prior to the later of (i) the Second Trigger Date or (ii) seven days after the execution by Buyer of either a purchase agreement or firm commitment underwriting agreement with the purchasers or underwriters of the subordinated debt securities if such execution occurs on or prior to the Second Trigger Date.

               (d) From and after the tenth day following the Second Trigger Date, Buyer shall have the right to make the Qualified Bridge Drawdown.

               (e) Notwithstanding the provisions of Section 8.19(b), in the event that the funds to be provided under the Bridge Commitment and Subordinated Debt Financing are not obtained by Buyer by the Second Trigger Date, Buyer shall accept at the Closing any subordinated debt financing arranged by M.A. Hanna in an amount not to exceed $100,000,000 that is on terms no less favorable to Buyer than those described on Schedule 8.19(e).

               8.20  Insurance.  M.A. Hanna and Seller shall
reasonably cooperate with Buyer and the Company after the Closing
Date in the processing of insurance claims made by Buyer or the Company after the Closing Date.

          9.  Indemnification and Survival.

               9.1 Indemnification by Seller, M.A. Hanna, Day U.K. and Day Canada. (a) Subject to Sections 9.4 and 9.5, following the Closing, Seller and M.A. Hanna shall, and hereby do, jointly and severally indemnify, defend and hold Buyer and any of its Affiliates, and their respective stockholders, directors, officers, employees and agents (collectively, the "Buyer Group"), harmless from and against any and all Damages actually incurred or suffered by the Buyer Group based upon, relating to, arising out of, resulting from or otherwise in respect of (i) any inaccuracy of any representation or warranty, breach of any covenant (including any covenants set forth on Schedule 4.18) or agreement of Seller, or failure to satisfy any obligation that Seller assumes, is responsible for or is liable for contained in this Agreement that survives the Closing, (ii) the operation or ownership of any former subsidiaries, former divisions or other former assets of the Company or any of the Subsidiaries that were sold, transferred, terminated or otherwise discontinued prior to the Closing Date (excluding (i) sales of assets (other than real property) in the ordinary course of business and (ii) matters relating to Hanna Services de Mexico S.A. de CV and Day International Pty. Ltd.), and (iii) liabilities under ERISA or the Code arising from the Company's or any Subsidiary's membership in the Controlled Group of which M.A. Hanna is a member (other than in respect of any employee benefit plan sponsored or maintained by the Company or any of the Subsidiaries for the sole benefit of present or former employees of the Company or any of the Subsidiaries or their dependents).

               (b)  Subject to Sections 9.4 and 9.5 of this
Agreement, following the Closing, M.A. Hanna shall, and hereby does, indemnify, defend and hold Buyer Group harmless from and against any and all Damages actually incurred or suffered by Buyer Group based upon, relating to, arising out of, resulting from or otherwise in respect of any inaccuracy of any representation or warranty, breach of any covenant (including any covenant set forth on Schedule 4.18) or agreement of M.A. Hanna, or failure to satisfy any obligation that M.A. Hanna assumes, is responsible for or is liable for contained in this Agreement that survives the Closing.

               (c)  Subject to Sections 9.4 and 9.5 of this
Agreement, following the Closing, M.A. Hanna and Cadillac U.K. or M.A. Hanna and Day Canada, as the case may be, shall, and hereby do, jointly and severally indemnify, defend and hold Buyer Group harmless from and against any and all Damages actually incurred or suffered by Buyer Group based upon, relating to, arising out of, resulting from or otherwise in respect of any inaccuracy of any representation or warranty or breach of any covenant (including any covenant set forth on Schedule 4.18) or agreement of Cadillac U.K. or Day Canada, or failure to satisfy any obligation that Day Canada or Day U.K. assumes, is responsible for or is liable for contained in the Day U.K. Agreement or Day Canada Agreement, respectively, that survives the Closing; provided, however, that no member of the Buyer Group will make a demand upon M.A. Hanna for payment of Damages pursuant to this Section 9.1(c) until (and only to the extent that) such member has made a demand for payment of such Damages upon Cadillac U.K. or Day Canada (as applicable) and such demand remains unsatisfied for ten consecutive Business Days after the date it is made.

               9.2  Indemnification by Buyer.  Subject to Sections
9.4 and 9.5, following the Closing, Buyer shall indemnify, defend and hold Seller and M.A. Hanna and any of their respective Affiliates, stockholders, directors, officers, employees and agents (collectively, the "Seller Group") harmless from and against any and all Damages actually incurred or suffered by the Seller Group based upon, relating to, arising out of, resulting from or otherwise in respect of (a) any inaccuracy of any representation or warranty or breach of any covenant or agreement of Buyer, or failure to satisfy any obligation that Buyer assumes, is responsible for or is liable for contained in this Agreement that survives the Closing, and (b) the ownership or operation of the Company and the Subsidiaries after the Closing, including, without limitation, the failure by the Company or any Subsidiary to satisfy any of their respective obligations as they become due and payable after the Closing Date; provided, however, that nothing in this clause (b) shall be deemed to limit the rights of the Buyer Group in respect of, or relieve the Seller Group of any responsibility for, Damages incurred or suffered by any member of the Buyer Group based upon, relating to, arising out of, resulting from or otherwise in respect of, actions or events occurring, or circumstances existing, on or prior to the Closing Date or any breach of this Agreement by any member of the Seller Group.

               9.3 Notice and Opportunity to Defend. Except as otherwise provided in Section 9.6 of this Agreement, with respect to third party claims, promptly after receipt by any Beneficiary of notice of any Action, claim or potential claim (any of which is hereinafter individually referred to as a "Circumstance"), which could give rise to a right to indemnification pursuant to Section
9.1 or 9.2, the Beneficiary shall give the Indemnitor written notice describing the Circumstance in reasonable detail. The Indemnitor shall have the right, at its option, to compromise or defend, at its own expense and by its own counsel (which counsel shall be subject to the reasonable approval of the Beneficiary), any such third party claim involving the asserted liability of the Beneficiary; provided, however, that the Indemnitor shall not have the right to compromise or assume the defense of any claim giving rise to Damages with respect to which the Indemnitor is not obligated to provide full indemnification under Section 9 unless the portion of such Damages of which there is any reasonable likelihood of liability for which the Indemnitor has an obligation to provide indemnification hereunder exceeds the portion of such Damages of which there is any reasonable likelihood of liability for which the Indemnitor has no obligation to provide indemnification hereunder. The assumption of any third party claim under this Section 9.3 by the Indemnitor shall constitute an acknowledgement by the Indemnitor of its obligation to indemnify the Beneficiary with respect to the full amount of such claim, subject to the limitations described in Sections 9.4 and 9.5 and the Indemnitor's right to rescind such acknowledgement upon its reasonable determination, and upon prompt written notice to the Beneficiary, that it does not bear sole or principal responsibility for such third party claim under this Agreement; provided, however, that the Indemnitor shall no longer be entitled to rescind its acknowledgement of its obligation to indemnify after the Indemnitor has irrevocably committed to the expenditure of any material costs related to such claim. If any Indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Beneficiary of its intention to do so, and the Beneficiary shall cooperate fully with, and provide appropriate documentation as reasonably requested by the Indemnitor and its counsel in the compromise of, or defense against, any such asserted liability. If the Indemnitor elects to defend any matter and the Beneficiary decides to participate in such defense, the Indemnitor shall not be liable to the Beneficiary for any fees or expenses of counsel to the Beneficiary unless the Indemnitor shall receive a legal opinion from counsel to the Beneficiary that representation of the Indemnitor and the Beneficiary by the Indemnitor's counsel would result in actual or potential differing interests between the Indemnitor and Beneficiary which would make joint representation inappropriate. Under no circumstances shall the Beneficiary or the Indemnitor compromise any such asserted liability without the written consent of the other, which consent shall not be unreasonably withheld, unless the Indemnitor shall have failed or refused to undertake the defense or compromise of any such asserted liability after a reasonable period of time has elapsed following the notice of a Circumstance received by such Indemnitor pursuant to this Section 9.3; and, provided, further, that the Beneficiary shall not be required to consent to any settlement either involving the imposition of equitable remedies or leaving unsettled related claims for equitable remedies.

               9.4  Limitations.

                    9.4.1  (a) Except as otherwise provided in
     this Agreement and notwithstanding anything in the Day U.K. Agreement or the Day Canada Agreement to the contrary, none of Seller, M.A. Hanna, Cadillac U.K. or Day Canada shall be obligated to indemnify any Person otherwise entitled to indemnification under this Agreement, the Day Canada Agreement or the Day U.K. Agreement for any Damages (whether arising under this Agreement, the Day U.K. Agreement or the Day Canada Agreement), (i) unless and until the amount of all such Damages exceed in the aggregate an amount equal to $15,000,000, and then only to the extent of such excess, and
     (ii) to the extent that the aggregate amount of all such payments by Seller, M.A. Hanna, Cadillac U.K. and Day Canada would exceed $100,000,000. Notwithstanding the foregoing, if the amount of any claim for Damages does not exceed $500,000, then the amount of such claim shall be excluded from the calculation of the aggregate amount of Damages for purposes of clause (i) above; provided that all claims for Damages arising out of the same facts or events resulting in a claim for indemnification under this Agreement, the Day U.K. Agreement or the Day Canada Agreement shall be treated as a single claim; and provided, further, that any Damages of the Buyer Group arising out of, resulting from or related to (w) matters described in clauses (ii) or (iii) of Section 9.1(a) of this Agreement, clause (b) or (c) of Section 9.1 of the Day U.K. Agreement and clause (b) or (c) of Section 11.1 of the Day Canada Agreement, (x) any failure on the part of Seller, M.A. Hanna, Day Canada or Cadillac U.K. to satisfy any obligation that it assumes, is responsible for or is liable for under this Agreement, the Day U.K. Agreement, or the Day Canada Agreement, (y) any inaccuracy of any representation or warranty of Seller or M.A. Hanna contained in Section 4.3, Section 4.5(b) or Section 4.23 of this Agreement, any representation or warranty of Day U.K. contained in Section 4.3 or Section 4.20 of the Day U.K. Agreement or any representation or warranty of Day Canada contained in Section 5.20 of the Day Canada Agreement and (z) any breach of any covenant or agreement of Seller or M.A. Hanna contained in Sections 2.1, 2.3, 8 (including Schedule 4.18), 9, 11.7 or 11.15 of this Agreement or of Cadillac U.K. or Day Canada contained in Sections 2.1, 2.3, 8, 9 or 11.6 of the Day U.K. Agreement or Sections 2.1, 2.3, 4.3, 8, 10, 11,
     13.6 or 13.11 of the Day Canada Agreement, respectively, shall not be subject to the foregoing limitations.

               (b)  Except as otherwise provided in this
Agreement, Buyer shall not be obligated to indemnify any Person otherwise entitled to indemnification under this Agreement, the Day U.K. Agreement or the Day Canada Agreement for any Damages unless the amount of such claim for Damages exceeds $500,000; provided, that all claims for Damages arising out of the same facts or events resulting in a claim for indemnification under this Agreement, the Day U.K. Agreement or the Day Canada Agreement shall be treated as a single claim; and provided further that any Damages of any Person otherwise entitled to indemnification under this Agreement, the Day U.K. Agreement or the Day Canada Agreement arising out of, resulting from or related to any inaccuracy of any representation or warranty in this Agreement, the Day U.K. Agreement, or the Day Canada Agreement that survives Closing, any breach of a covenant set forth in Sections 2.1, 2.2, 2.3, 8, 9, or
11.7 of this Agreement, Sections 2.1, 2.2, 2.3, 8, 9 or 11.6 of the Day U.K. Agreement or Sections 2, 3, 4, 7, 8, 10, 11, 13.6,
13.11 or 13.12 of the Day Canada Agreement by Buyer or any Affiliate of Buyer, and any failure on the part of Buyer or any Affiliate of Buyer to satisfy any obligation that it assumes, is responsible for, or is liable for under this Agreement, the Day U.K. Agreement or the Day Canada Agreement shall not be subject to the foregoing limitations.

                    9.4.2  Liability for Damages shall not be
     enforced against the Indemnitor to the extent of any Net Insurance Recovery received or receivable by the Beneficiary with respect to such Damages. If the Beneficiary receives any such Net Insurance Recovery after the Indemnitor shall have made any payment to the Beneficiary with respect to such Damages, the Beneficiary shall promptly return such payment to the Indemnitor to the extent of such Net Insurance Recovery.

                    9.4.3 For all purposes of this Section 9, the amount payable by an Indemnitor to a Beneficiary with respect to Damages under Section 9 shall be computed in a manner that does not take into account the value of any net Tax benefit or Tax savings by such Beneficiary as a result of or related to any such Damages. Buyer, Seller, M.A. Hanna, Day Canada and Cadillac U.K. shall treat all payments made pursuant to this Section 9 (or Section 11 of the Day Canada Agreement or
     Section 9 of the Day U.K. Agreement) as an adjustment to the Purchase Price (or the purchase price under the Day U.K. Agreement or Day Canada Agreement, as applicable) for all purposes relating to Taxes.

                    9.4.4 For purposes of determining whether an event described in Section 9.1 or 9.2 has occurred (and for purposes of making any similar determination under Section 9 of the Day U.K. Agreement or Section 11 of the Day Canada Agreement), any requirement in any representation or warranty that an event or fact be material or have a material adverse effect on the Condition of the Company (or have a similar effect on Day U.K. or the Business (as defined in the Day Canada Agreement)) in order for such event or fact to constitute a misrepresentation or breach of such warranty and clause (d) of the representation and warranty made in Section
     4.20 (each, a "Materiality Condition") shall be ignored, and if the conditions set forth in Section 9.4.1, as the case may be, are satisfied, in each case ignoring all Materiality Conditions, Beneficiary shall be indemnified in accordance with this Agreement (or the Day U.K. Agreement or Day Canada Agreement, as applicable).

               9.5  Survival of Representations and Warranties and
Covenants.

                    9.5.1  The representations and warranties of
     Seller, M.A. Hanna and Buyer contained in this Agreement shall each survive the Closing for a period of one year, except for (a) the representations and warranties made in
     Section 4.7(a), which shall not survive the Closing, (b) the representations and warranties made in Section 4.18 of this Agreement, which shall survive the Closing for a period of three years, (c) the representations and warranties made in
     Section 4.3, 4.5(b), 4.23, 5.5, 5.8 and 5.10 of this
     Agreement, which shall survive the Closing and remain in effect indefinitely, and (d) the representations and warranties made in Section 4.13 of this Agreement, which shall survive the Closing until the applicable statute of limitations has commenced and expired. Any claim for indemnification hereunder with respect to any alleged inaccuracy of any representation or warranty that is not asserted by notice given as provided in this Agreement, which notice shall set forth in reasonable detail the particular inaccuracy and the underlying facts and Damage relating thereto (to the extent reasonably ascertainable at that time), within the applicable period of survival is hereby irrevocably waived after such time. The representations and warranties contained in the Day U.K. Agreement and the Day Canada Agreement shall survive the Closing as provided in such agreements.

                    9.5.2  Except as limited below, after the
     Closing the Buyer Group may bring an action under this
     Section 9 for breach of any covenant in this Agreement by M.A. Hanna or the Seller, and the Seller Group may bring an action under this Section 9 for breach of any covenant in this Agreement by Buyer or any Affiliate of Buyer, subject only to applicable common law and statutory statutes of limitation and any specific provision in this Agreement limiting the time which such claim may be asserted, provided that there shall be no indemnity under this Section 9 for breaches of the covenants in Section 8.1, 8.2(a) or 8.5, and provided further that Seller, M.A. Hanna, Buyer and Affiliate of Buyer shall have no liability under this Section 9 for breaches of the covenants set forth below unless a claim relating to such breach is asserted by notice given as provided in this Agreement, which notice shall set forth in reasonable detail the nature of the breach and the Damages related thereto (to the extent reasonably ascertainable at that time) prior to the period specified in relation to such covenants. The notice periods are as follows: Section 8.3 (other than Section 8.3.1) shall be 18 months after the Closing Date; Section 8.14(a)(ii)(B) shall be 18 months after the Closing Date; and Section 8.15 shall be five years after the Closing Date. The covenants contained in the Day U.K. Agreement and the Day Canada Agreement shall survive the Closing as provided in such agreements.

               9.6 Indemnification Procedures for Environmental Matters. (a) Notwithstanding anything in this Agreement to the contrary, but without limiting the provisions of Sections 9.4 and 9.5, the indemnification procedures in this Section 9.6 shall apply to any claim for indemnification arising with respect to:
(i) the Known Environmental Matters; (ii) any Post-Closing Offsite Matters; and (iii) any inaccuracy of any of the representations and warranties set forth in Section 4.18 of this Agreement,
Section 5.15 of the Day Canada Agreement or Section 4.17 of the Day U.K. Agreement for which Buyer is entitled to receive indemnification pursuant to Section 9 of this Agreement, Section 11 of the Day Canada Agreement or Section 9 of the Day U.K. Agreement.

               (b)(i) A claim for indemnification that is subject to the indemnification procedures set forth in this Section 9.6, which also constitutes a Third Party Claim, shall be governed by the procedures set forth in Section 9.3. Any Onsite Remedial Action associated with such Third Party Claim shall additionally be subject to the procedures set forth in Section 9.6(b)(ii) below (it being understood that any inconsistencies between Section 9.3 and Section 9.6(b)(ii) with respect to such Onsite Remedial Action shall be resolved in favor of the provisions set forth in Section 9.6(b)(ii)).

               (ii) Any claim for indemnification that is subject to the indemnification procedures set forth in this Section, as described in Section 9.6(a) above, that does not arise from a Third Party Claim is defined as a "Direct Claim". Buyer shall notify Seller of the claim in writing promptly after learning of the existence of such claim, which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such claim. Any dispute as to whether such notice was prompt and the effect of the failure to give prompt notice on Seller's obligations hereunder shall be resolved by arbitration pursuant to the procedures set forth in Section 9.6(b)(ii)(C). As of the Closing Date, such notice is deemed to have been given to Seller with respect to the Known Environmental Matters. Any Direct Claim shall be subject to the following procedures:

          (A)(1) Upon assertion of Direct Claim or the Onsite Remedial Action associated with a Third Party Claim, Seller shall be entitled to assume Principal Management of the subject matter of the Direct Claim or the Onsite Remedial Action. To assume Principal Management, Seller must notify Buyer within 60 days of said notice that it intends to assume Principal Management. To assume Principal Management, Seller must also in such notice first acknowledge in writing that it will undertake sole or principal responsibility for the Direct Claim or Onsite Remedial Action, subject to Seller's right to rescind such acknowledgement upon its reasonable determination, and upon prompt written notice to Buyer (a "Denial Notice") that it does not bear sole or principal liability for the Direct Claim or Onsite Remedial Action under this Agreement. If Seller has elected to assume Principal Management, it shall no longer be entitled to issue a Denial Notice after Seller has irrevocably committed to a Governmental Body the expenditure of any material costs with respect to the Onsite Remedial Action. In the event Seller either elects not to undertake Principal Management or has provided Buyer with a Denial Notice, Buyer shall assume Principal Management of the subject matter of the Direct Claim or the Onsite Remedial Action. Any acknowledgement of sole or principal responsibility by Seller shall be without prejudice to any of Seller's rights to seek indemnity or contribution from any third parties. As of the Closing Date, Seller is deemed to have assumed Principal Management with respect to all Known Environmental Matters.

               (2) The party not exercising Principal Management with respect to a particular claim shall be entitled, at its sole cost and expense, to reasonably participate in the management of such Direct Claim or Onsite Remedial Action. Such participation shall include, without limitation: (i) the right to receive copies of all reports, workplans and analytical data submitted to a Governmental Body, all notices or other letters or documents received from a Governmental Body, any other documentation and correspondence materially bearing to the Direct Claim or Onsite Remedial Action, and notices of material meetings; (ii) the opportunity to attend and participate in such material meetings; and (iii) the right of reasonable consultation with the party exercising Principal Management.

               (3)  In the event it undertakes Principal
     Management of any matter, Seller shall, upon reasonable notice to Buyer, have all necessary and reasonable access to the relevant subject facility of Buyer. Seller shall undertake all activities that it conducts or coordinates hereunder in a manner that does not unreasonably interfere with the day-to-day operation of such facility of Buyer; provided, however, that Seller shall not be liable or responsible to Buyer for costs or losses caused by interruption of the Company's or any Subsidiary's business resulting from work done by Seller or its agents in connection with any Onsite Remedial Action.

               (4) The party undertaking Principal Management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and completed expeditiously using commercially reasonable efforts, subject to the schedules and approvals required by the applicable Governmental Body. The parties agree to reasonably cooperate with one another in connection with addressing any Direct Claim or Onsite Remedial Action. Either party may take such action as is reasonable under the circumstances to respond to an actual or threatened emergency or imminent endangerment situation arising from a Direct Claim or Onsite Remedial Action, and such action on the part of Buyer or the Company shall be included as Damages arising from such Direct Claim or Onsite Remedial Action.

          (B) An Onsite Remedial Action or Direct Claim shall be deemed to have been adequately completed to the extent that it attains compliance with Environmental Laws, including, without limitation, all action levels or cleanup standards promulgated thereunder, and any lawful order or directive of an appropriate Governmental Body. An Onsite Remedial Action shall not be required to render any affected industrial facility suitable for use beyond use as an industrial property; provided, however, that an Onsite Remedial Action shall meet all lawful requirements imposed by a Governmental Body. Except as otherwise provided on Schedule 4.18, Seller shall be responsible for any costs arising out of changes in Environmental Laws that specifically affect the Onsite Remedial Action of Known Environmental Matters or otherwise during the period from the Closing Date until the completion of an Onsite Remedial Action. Any costs arising out of changes in Environmental Laws after the completion of an Onsite Remedial Action of Known Environmental Matters or otherwise shall be the responsibility of Buyer.

          (C) If a dispute arises with respect to a Direct Claim or Onsite Remedial Action, the parties agree to negotiate in good faith in an attempt to resolve such dispute. In the event such dispute cannot be resolved within 20 days (or such shorter period as exigent circumstances may warrant), the parties shall select within 14 days thereafter (or such shorter period as exigent circumstances may warrant) a mutually satisfactory technical consultant, lawyer, or other person (the "Environmental Arbitrator"), who shall review the information relevant to the dispute provided by the parties and within 30 days (or such shorter period as exigent circumstances may warrant) render a decision binding upon the parties hereto irrespective of whether either party contests or participates in the dispute resolution. Any fees charged by the Environmental Arbitrator shall be borne equally by Buyer and Seller. In making its determination, the Environmental Arbitrator shall be bound by the standards set forth in this Section 9.6. The final determination of the Environmental Arbitrator shall be final and binding on the parties and there shall be no appeal from or reexamination of such final determination, except for fraud, perjury, evident partiality or misconduct by the Environmental Arbitrator prejudicing the rights of any party, and to correct manifest clerical errors. Buyer and Seller may enforce any final determination of the Environmental Arbitrator in any court of competent jurisdiction.

               9.7  Exclusive Remedy.  Except as provided in
Section 11.14 of this Agreement, Section 11.13 of the Day U.K. Agreement or Section 13.16 of the Day Canada Agreement, following the Closing, the indemnification rights provided in this Section 9 (and those provided in Section 9 of the Day U.K. Agreement or Section 11 of the Day Canada Agreement) shall be the sole and exclusive remedy for any inaccuracy of any representation or warranty or breach of any covenant or agreement of (a) Buyer, Seller or M.A. Hanna contained in this Agreement or otherwise relating to this Agreement or in respect of this Agreement or the current or previous assets or operations of the Company and the Subsidiaries, or (b) Cadillac U.K. or Day Canada contained in the Day U.K. Agreement or the Day Canada Agreement, as the case may be, or otherwise relating to such agreements or in respect of such agreements or the current or previous assets or operations of Day U.K. or Day Canada, and none of Buyer, Seller or M.A. Hanna shall (and M.A. Hanna shall not permit Day Canada or Cadillac U.K. to) assert any claim following the Closing, whether for indemnity, contribution or otherwise and whether based in contract, tort, statute or otherwise, against each other or their respective Affiliates, shareholders, directors, officers, employees or agents relating to this Agreement, the Day U.K. Agreement or the Day Canada Agreement or based hereon or relating to or in respect of the current or previous assets or operations of the Consolidated Entities except by exercising its rights under this Section 9.

          10.  Termination.

               10.1 Termination. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date only:

                    10.1.1  By mutual written consent of Seller
     and Buyer;

                    10.1.2  By Seller, if Buyer has breached in
     any material respect any representation, warranty, covenant or agreement contained in this Agreement, the Day U.K. Agreement or the Day Canada Agreement, and such breach has not been remedied within five Business Days after receipt of notice specifying such breach and demanding such breach to be remedied;

                    10.1.3  By Buyer, if M.A. Hanna, Seller, Day
     Canada or Cadillac Plastic Limited, as applicable, has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement, the Day U.K. Agreement or the Day Canada Agreement, such breach is material to the Consolidated Entities, taken as a whole, and such breach has not been remedied within five Business Days after receipt of notice specifying such breach and demanding such breach to be remedied;

                    10.1.4  By Seller or Buyer, if the Closing
     does not occur on or before September 1, 1995; provided, however, that if the Closing does not occur on or prior to the expiration of 14 days after the Second Trigger Date, (i) Seller shall be entitled to terminate this Agreement, and
     (ii) even if Seller does not terminate this Agreement, Seller shall no longer be required to comply with Sections 8.16 or 8.17;

                    10.1.5  By Buyer or Seller if either (i) the
     Day Canada Agreement is terminated pursuant to Section 12.1 thereof or (ii) the Day U.K. Agreement is terminated pursuant to Section 10.1 thereof; and

                    10.1.6 By Buyer or Seller, if notwithstanding Buyer's and Seller's efforts pursuant to Section 8.6(b) hereof, any Governmental Body shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such Order or other action shall have become final and nonappealable.

               10.2  Effects of Termination.  (a) If this
Agreement is terminated pursuant to Section 10.1 and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, except for the provisions of Section 8.2 relating to the obligations of Buyer under the Confidentiality Agreement, Section
8.5 relating to publicity and Section 8.8 relating to expenses and except that such termination shall not relieve any party then in breach of any covenant or agreement contained in this Agreement, the Day Canada Agreement or the Day U.K. Agreement from liability in respect of such breach or breaches.

               (b) Notwithstanding anything in the Day Canada Agreement and the Day U.K. Agreement to the contrary, termination of this Agreement in accordance with the terms of Section 10.1 shall constitute termination of the Day Canada Agreement and Day U.K. Agreement pursuant to Section 12.1.1 of the Day Canada Agreement and Section 10.1 of the Day U.K. Agreement.

          11.  Miscellaneous.

               11.1 Assignment; Successors and Assigns. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other party to this Agreement; provided, however, that (a) Seller may assign its rights hereunder to any of its Affiliates without the consent of Buyer, (b) Buyer may assign its rights hereunder to any direct or indirect wholly owned subsidiary of Buyer without the consent of Seller, and
(c) Buyer Group may assign Buyer Group's rights to seek indemnification pursuant to Section 9 to its senior lender to secure the senior debt; and provided, further, that an assignment of rights under this Agreement shall in no way diminish the obligations of the parties to this Agreement and, from and after any such assignment, the representations and warranties made by the assignor shall be made by the assignor and the assignee. Such assignment shall not cause the lenders to be indemnitees under this Agreement and their rights shall be limited to the rights of the Company under Section 9. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

               11.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy or by reputable overnight courier service, and shall be deemed given when so delivered by hand, telecopied, or one business day after sending in the case of overnight courier service as follows:

                    11.2.1  If to Seller or any member of the
     Seller Group, as follows:

                    c/o M.A. Hanna Company
                    Suite 36-5000
                    200 Public Square
                    Cleveland, Ohio  44114-2304
                    Attention:  General Counsel
                                Chief Financial Officer
                    Telecopy No.: (216) 589-4329

                    Copy to:

                    Jones, Day, Reavis & Pogue
                    North Point
                    901 Lakeside Avenue
                    Cleveland, Ohio 44114
                    Attention:  Lyle G. Ganske, Esq.
                    Telecopy No.: (216) 579-0212


                    11.2.2 If to Buyer or any member of the Buyer Group, as follows:

                    Day International Holdings, Inc.
                    c/o American Industrial Partners
                    One Maritime Plaza, Suite 2415
                    San Francisco, CA  94111
                    Attention:  Lawrence W. Ward, Jr.
                    Telecopy No.:  (415) 788-5302

                              Copies to:

                    American Industrial Partners
                    One Maritime Plaza, Suite 2415
                    San Francisco, CA  94111
                    Attention:  Lawrence W. Ward, Jr.
                    Telecopy No.:  (415) 788-5302

                              And

                    Kirkland & Ellis
                    655 Fifteenth Street, N.W.
                    Suite 1200
                    Washington, D.C.  20005
                    Attention:  Jack M. Feder, Esq.
                    Telecopy No.: (202) 879-5200

or in any case to such other address or telecopy number as hereinafter shall be furnished as provided in this Section 11.2 by any of the parties to this Agreement to Seller and Buyer.

               11.3 Waiver; Remedies. No delay on the part of Buyer or Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Buyer or Seller of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

               11.4 No Recourse Against Others. Each of the parties hereto agrees that no director, officer, employee or agent, in his capacity as such, of M.A. Hanna, the Company, any Subsidiary, Seller, or Buyer have any liability hereunder or for any claim related to this Agreement, the Day Canada Agreement or the Day U.K. Agreement.

               11.5 Entire Agreement. This Agreement, together with the Annexes and Schedules hereto and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements or understandings of the parties relating thereto.

               11.6 Amendment. This Agreement may be modified or amended only by written agreement of the parties.

               11.7 Further Assurances. Seller and M.A. Hanna shall, at the written request and expense of Buyer, at any time and from time to time following the Closing hereunder, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to more effectively sell, assign, transfer and convey to Buyer the Shares or otherwise to confirm or carry out the provisions of this Agreement. Buyer shall, and shall cause the Company to, at any time and from time to time following the Closing hereunder, execute and deliver to Seller and M.A. Hanna all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

               11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

               11.9 Governing Law; Language. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without regard to principles of conflicts of law. This Agreement and all other agreements, instruments and notices referred to in this Agreement or supplementary to this Agreement shall be prepared, furnished in, and governed and controlled by the English language.

               11.10 Schedules. The Schedules attached to this Agreement and to the Day U.K. Agreement and Day Canada Agreement are incorporated in this Agreement and shall be part of this Agreement for all purposes, and information disclosed in response to any Section of this Agreement, the Day U.K. Agreement or the Day Canada Agreement shall, should the existence of such information be relevant to any other Section, be deemed to be disclosed with respect to such Section whether or not a specific cross-reference appears.

               11.11 Captions. All section titles or captions contained in this Agreement and the table of contents to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. Unless otherwise indicated, all references in this Agreement to numbered Sections are to Sections of this Agreement.

               11.12 Rights of Third Parties. Except as provided in Section 9 hereof, nothing in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties to this Agreement any rights or remedies under or by reason of this Agreement.

               11.13 Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision of this Agreement is invalid or unenforceable, (a) the remaining terms and provision hereof shall be unimpaired and shall remain in full force and effect and (b) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

               11.14 Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the covenants or agreements of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled pursuant to this Agreement at law or in equity.

               11.15 Integration. M.A. Hanna, on behalf of itself, Day Canada and Cadillac U.K., and Buyer, on behalf of itself and its Affiliates that will be bound under each of the Day U.K. Agreement and Day Canada Agreement, hereby agree as follows:

               (a) If there is any inconsistency or conflict among the terms of this Agreement, the Day U.K. Agreement, or the Day Canada Agreement, the terms of this Agreement shall take precedence.

               (b)  The Closing under each of the Day U.K.
Agreement and the Day Canada Agreement shall occur only on the Closing Date (so long as the conditions of each of the parties to the Day U.K. Agreement and the Day Canada Agreement have been satisfied or waived at such time).

               (c)  The conditions set forth in Section 7.1 and
7.2 of the Day U.K. Agreement and Section 9.1.1 and 9.1.2 of the Day Canada Agreement shall be deemed to have been satisfied unless the failure of an event described in any of those Sections would be material to the Consolidated Entities, taken as a whole.

               (d) The procedure for adjusting the Purchase Price set forth in Section 2.3 of this Agreement satisfies the requirement for an adjustment of the purchase price payable under the Day U.K. Agreement and the Day Canada Agreement set forth in
Section 2.4 of the Day U.K. Agreement and Section 4.2 of the Day Canada Agreement, respectively.

               (e) The term "Closing Date Accounts" as used in the Day U.K. Agreement shall mean the Closing Date Balance Sheet.

               (f) Buyer shall not be liable to Day Canada in respect of any "Assumed Liability" under the Day Canada Agreement to the extent that the existence of such liability or obligation constitutes an inaccuracy in any representation or warranty or a breach of any covenant made by Seller or M.A. Hanna in this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                              BUYER:

                              DAY INTERNATIONAL HOLDINGS, INC.


                              By: /s/ Lawrence W. Ward, Jr.
                                  Name: Lawrence W. Ward, Jr.
                                  Title: Vice President



                              SELLER:

                              CADILLAC PLASTIC GROUP, INC.


                              By: /s/ Michael S. Duffey
                                  Name: Michael S. Duffey
                                  Title: Treasurer



                              M.A. HANNA:

                              M.A. HANNA COMPANY


                              By: /s/ Michael S. Duffey
                                  Name: Michael S. Duffey
                                  Title: Treasurer






                       FIRST AMENDMENT TO
                    STOCK PURCHASE AGREEMENT

          FIRST AMENDMENT (this "Amendment") dated as of June 1, 1995 to the Stock Purchase Agreement dated April 11, 1995 (the "Purchase Agreement") among DAY INTERNATIONAL GROUP, INC. (formerly known as Day International Holdings, Inc.), a Delaware corporation ("Buyer"), CADILLAC PLASTIC GROUP, INC., a Michigan corporation ("Seller"), and M.A. HANNA COMPANY, a Delaware corporation ("M.A. HANNA"). Capitalized terms used herein but not defined herein shall have the meanings assigned such terms in the Purchase Agreement.

          Section 1.  Amendment to Article II.  Article II of the
Purchase Agreement is hereby amended and supplemented by adding the following as Section 2.5:

          "2.5 Day France Capital Reduction. Notwithstanding anything in this Agreement to the contrary, Seller shall, prior to the Closing, cause (a) Day International S.A.R.L. ("Day France") to amend its Charter Documents to reduce the par value of the shares of Day France to enable Day France to pay cash dividends (the "Capital Reduction"), and (b) Day France and the Company to take any and all actions required to effect the Capital Reduction. In the event that a creditor of Day France shall make a claim against Day France as a result of the Capital Reduction in accordance with applicable Law and (i) such claim exceeds $50,000, and (ii) a court of competent jurisdiction orders Day France to pay such claim more than 30 days prior to its stated maturity, then Seller, at Buyer's written request, shall promptly pay to Buyer the amount of such claim so ordered by the court and Buyer shall thereafter promptly repay such amount to Seller on the stated maturity date of such claim. Seller shall indemnify and hold harmless Buyer and Day France from any (i) Taxes or (ii) penalties, fines or government actions resulting from the actions of Day France contemplated by this Section 2.5 and the reasonable costs of defending against such claims or Taxes, if required."

          Section 2.  Amendment to Section 4.18(a).  Section
4.18(a) of the Purchase Agreement is hereby amended and superseded in all respects by the provisions set forth in this Amendment. As amended and restated Section 4.18(a) shall read in its entirety:

               "(a) The Company possesses, is in compliance in all material respects with, and has complied in all material respects with, all material permits, licenses and government authorizations required for the conduct of its business under all Laws, regulations, Orders and other requirements having the force and effect of Law relating to public or workplace health and safety or pollution and protection of the environment (including, without limitation, those relating to the discharge of materials into the environment) ("Environmental Laws"), and the Company is otherwise in compliance in all material respects with, and has otherwise complied in all material respects with, all applicable Environmental Laws."

          Section 3. Amendment to Section 11.15. Section 11.15 of the Purchase Agreement is hereby amended and supplemented by adding the following as clause (g) thereto:

               "(g) The term "Senior Debt Agreements" as used in Section 2.3 of the Day U.K. Agreement shall mean (i) any and all agreements relating to debt financing incurred by Buyer or its affiliate or one or more of the Consolidated Entities to finance a portion of the Purchase Price (as such term is defined in this Agreement, the Day U.K. Agreement and the Day Canada
     Agreement), and any amendments, restatements or refinancings thereof, including without limitation any debt contemplated by the Commitment Letters attached hereto as Annex D (or any substitutions therefor contemplated by Section 8.19), and (ii) any agreements relating to debt financing incurred by any transferee or assignee of Buyer, its affiliates or any Consolidated Entity; provided, however, that in no event shall any amendments or restatements of the Senior Debt Agreements or refinancings of the indebtedness evidenced thereby cause Cadillac U.K.'s right to receive payment from Buyer or any transferee or assignee of Buyer under the Buyer Note to be subordinated to any indebtedness other than the indebtedness originally incurred by Buyer under the Senior Debt Agreements prior to giving effect to any such amendments, restatements or refinancings."

          Section 4.  Amendments to Annex A-2.

          (a) Item 7 of Annex A-2 of the Purchase Agreement is hereby amended and superseded in all respects by the provisions set forth in this Amendment. As amended and restated, Item 7 of Annex A-2 shall read in its entirety:

               "7.  The Audited December 31, 1994 Balance
     Sheet will reflect the long term portion of the FASB 106 accrual in the amount of $3.358 million (which together with the $.306 million of liability related to certain pension plans total the $3.664 million reflected as other post retirement benefits on the unaudited balance sheet on Schedule 4.7(a)). The Closing Date Balance Sheet will reflect a FASB 106 accrual determined in accordance with Section 2.3."

          (b) Item 9 of Annex A-2 of the Purchase Agreement is hereby amended and superseded in all respects by the provisions set forth in this Amendment. As amended and restated, Item 9 of Annex A-2 shall read in its entirety:

               "9. No tax provision shall be made in the Audited December 31, 1994 Balance Sheet or the Closing
     Date Balance Sheet related to Inland Revenue's disallowance of a 1993 obsolete inventory provision of 118,000 pounds sterling."

          (c) Annex A-2 of the Purchase Agreement is hereby amended and supplemented by the addition of Items 10, 11, and 12 which shall read as follows:

               "10. The LTIP liabilities (resulting from the LTIP Unit Award program of Seller) recorded in the Company's historical financial statements shall not be reflected on the Audited December 31, 1994 Balance Sheet or the Closing Date Balance Sheet."

               "11. The 157,000 pounds sterling reserve of Day U.K. reflected on the Audited December 31, 1994 Balance Sheet, which may have been reversed on the books and records of Day U.K., shall be reflected on the Closing Date Balance Sheet notwithstanding such reversal."

               "12. All assets and liabilities of Day
     International Pty. Ltd. shall be excluded from the Audited
     December 31, 1994 Balance Sheet and the Closing Date Balance
     Sheet."

          Section 5. Amendment to Schedule 8.3. Schedule 8.3 of the Purchase Agreement is hereby amended and supplemented by the addition of the following:

            "The Company shall be permitted to dividend the capital stock of Day International Pty. Ltd. to Seller prior to the Closing."

          Section 6. Acknowledgment. Buyer hereby acknowledges receipt from Seller of notice and information regarding litigation involving Day International GmbH and that such notice and information satisfies Seller's obligations under Section 8.4 of the Purchase Agreement.

          Section 7.  Continued Effectiveness.  Except as
specifically amended hereby, the Purchase Agreement shall continue in full force and effect.

          Section 8.  Governing Law.  This Amendment shall be
governed by, and construed in accordance with, the laws of the State of Ohio without regard to principles of conflicts of law.

          Section 9.  Counterparts.  This Amendment may be
executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument.

          IN WITNESS WHEREOF, Buyer, Seller and M.A. Hanna have each caused this Amendment to be duly executed as of the day and year first above written.

                              DAY INTERNATIONAL GROUP, INC.

                              By: /s/ Lawrence W. Ward, Jr.
                                  Name:  Lawrence W. Ward, Jr.
                                  Title: Vice President

                              CADILLAC PLASTIC GROUP, INC.

                              By: /s/ Michael S. Duffey
                                  Name:  Michael S. Duffey
                                  Title: Treasurer

                              M.A. HANNA COMPANY

                              By: /s/ Michael S. Duffey
                                  Name:  Michael S. Duffey
                                  Title: Vice President, Chief
                                          Financial Officer,
                                          and Treasurer